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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-166175

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated March 5, 2013

Prospectus Supplement to Prospectus dated April 20, 2010

135,000,000 Shares

MGIC INVESTMENT CORPORATION

Common Stock

          We are offering             shares of our common stock.

          Our common stock is traded on the New York Stock Exchange under the symbol "MTG". On March 4, 2013, the last sale price of our common stock as reported on the New York Stock Exchange was $4.18 per share.

          Before making any investment in the common stock, you should carefully consider the risks that are described in the "Risk Factors" section beginning on page S-8 of this prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The Underwriters will not receive any discount on any shares purchased by our directors or executive officers. The per share underwriting discount and the per share proceeds, before expenses, to us reflected in this table are based upon the discount received by the underwriters for shares of common stock, other than the                          shares of common stock to be purchased by such directors and officers. The total underwriting discount and total proceeds, before expenses, to us reflects the fact that we will receive the full initial price to public of the shares purchased by such directors and officers. See "Underwriting."

          To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from us at the initial price to public less the underwriting discount.

          The underwriters expect to deliver the shares of our common stock to purchasers in book-entry form only, through The Depository Trust Company, on or about                          , 2013 in New York, New York, against payment therefor in immediately available funds.

Sole Book-Running Manager

Goldman, Sachs & Co.

Prospectus Supplement dated                          , 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus", we are referring to both parts combined.

          If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus, any other offering material and the documents incorporated into each by reference include important information about us, the shares of our common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus as well as additional information described under "Where You Can Find More Information" in the accompanying prospectus before investing in shares of our common stock.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material we or the underwriters provide. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, as the case maybe, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

          Unless the context otherwise requires, the terms "Company", "we", "our" and "us" and other similar terms mean MGIC Investment Corporation and its consolidated subsidiaries. References to "MGIC" means Mortgage Guaranty Insurance Corporation, and references to "MIC" mean MGIC Indemnity Corporation. MGIC and MIC are our primary insurance subsidiaries. The description of our business in this prospectus generally does not apply to our Australian operations which have historically been immaterial.

S-ii

 CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and any other offering material, and the documents incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material, contain statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, claims, earnings, costs, debt and equity levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus, any other offering material and the documents incorporated by reference, words such as we "expect", "intend", "plan", "estimate", "anticipate", "believe" or "should" or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include the factors described under "Risk Factors".

          We urge you to consider these factors before investing in our common stock. The forward-looking statements included in this prospectus supplement, the accompanying prospectus and any other offering material, or in the documents incorporated by reference into this prospectus supplement, the accompanying prospectus and any other offering material, are made only as of the date of the prospectus supplement, the accompanying prospectus, any other offering material or the incorporated document, and we undertake no obligation to publicly update these statements to reflect subsequent events or circumstances.

S-iii

SUMMARY

          The information below is only a summary of more detailed information included elsewhere in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. For a more complete understanding of us and this offering, please read this entire prospectus supplement and the accompanying prospectus, especially the risks of investing in our common stock discussed under "Risk Factors", as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully.

 MGIC Investment Corporation

          We are a holding company and through wholly-owned subsidiaries we are the largest private mortgage insurer in the United States, as measured by $162.1 billion of domestic primary insurance in force at December 31, 2012. In 2012, our net premiums written were $1.0 billion and our primary new insurance written was $24.1 billion. As of December 31, 2012, our direct primary risk in force was $41.7 billion. For further information about our results of operations, see our consolidated financial statements in Item 8 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. As of December 31, 2012, our principal mortgage insurance subsidiaries, MGIC and MIC, were each licensed in all 50 states of the United States, the District of Columbia and Puerto Rico. During 2012, we wrote new insurance in each of those jurisdictions in MGIC and/or MIC. We capitalized MIC to write new insurance in certain jurisdictions where MGIC no longer meets, and is unable to obtain a waiver of, those jurisdictions' minimum capital requirements. For more information about the formation of MIC and our plans to utilize it to continue writing new insurance, see "Risk Factors — Risks Related to Our Business — Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis". In addition to mortgage insurance on first mortgage loans, we, through subsidiaries other than MGIC and MIC, provide lenders with various underwriting and other services and products related to home mortgage lending.

          The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the "Capital Requirements". At December 31, 2012, MGIC did not meet those Capital Requirements. The Office of the Commissioner of Insurance of the State of Wisconsin (the "OCI") waived its Capital Requirements for MGIC until December 31, 2013. For information concerning the conditions and limitations to the OCI's waiver of Capital Requirements, see "Risk Factors — Risks Related to Our Business — Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis". MGIC applied for waivers in the other jurisdictions with Capital Requirements and, at this time, has active waivers from seven of them.

          We funded MIC, a direct subsidiary of MGIC, to write new business in jurisdictions where MGIC no longer meets, and is not able to obtain a waiver of, the Capital Requirements. In the third quarter of 2012, we began writing new mortgage insurance in MIC in those jurisdictions. MIC is licensed to write business in all jurisdictions and has received the necessary approvals from Fannie Mae and Freddie Mac (collectively the "GSEs") and the OCI to write business through December 31, 2013 in all of the jurisdictions that have not waived their Capital Requirements for MGIC. For information concerning the conditions and limitations of those approvals, see "Risk Factors — Risks Related to Our Business — Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis". It is possible that regulatory action by a jurisdiction without specific Capital Requirements may prevent MGIC from continuing to write new insurance in that jurisdiction due to MGIC's financial condition. Freddie Mac has approved MIC to write business through December 31, 2013 in those jurisdictions. Fannie Mae has approved MIC to write business in those jurisdictions for 60 days after MGIC receives notice that it may no longer write business. Under an agreement with Fannie Mae, Fannie Mae may in its discretion extend such approval to no later than December 31, 2013.

          The OCI, in its sole discretion, may modify, terminate or extend its waiver of Capital Requirements. If the OCI modifies or terminates its waiver, MGIC could be prevented from writing new business in all jurisdictions. In such a case, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured, but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the Capital Requirements or obtained a necessary waiver to allow it to once again write new business. Furthermore, if the OCI revokes or fails to renew MGIC's waiver, MIC's ability to write new business would be severely limited because the GSEs' approval of MIC is conditioned upon the continued effectiveness of the OCI's waiver of Capital Requirements for MGIC.

          Please review our risk factors for more information about factors that could negatively impact MGIC's compliance with Capital Requirements, which depending on the severity of adverse outcomes could exacerbate materially the current non-compliance with Capital Requirements.

Principal Mortgage Insurance Products

          In general, there are two principal types of private mortgage insurance: "primary" and "pool". We are currently not issuing new commitments for pool insurance and expect that the volume of any future pool business will be insignificant to us. We refer to the insurance that has been written by MGIC or MIC (since it started writing business in August 2012) as the "MGIC Book".

          Primary Insurance.    Primary insurance provides mortgage default protection on individual loans and covers unpaid loan principal, delinquent interest and certain expenses associated with the default and subsequent foreclosure or sale approved by us (collectively, the "claim amount"). In addition to the loan principal, the claim amount is affected by the mortgage note rate and the time necessary to complete the foreclosure or sale process, which can be lengthened due to foreclosure moratoriums and suspensions. For the effect of foreclosure moratoriums and suspensions on the claim amount, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Overview — Loan Modification and Other Similar Programs" in Item 7 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The insurer generally pays the coverage percentage of the claim amount specified in the primary policy, but has the option to pay 100% of the claim amount and acquire title to the property. Primary insurance is generally written on first mortgage loans secured by owner occupied single-family homes, which are one-to-four family homes and condominiums. Primary insurance is also written on first liens secured by non-owner occupied single-family homes, which are referred to in the home mortgage lending industry as investor loans, and on vacation or second homes. Primary coverage can be used on any type of residential mortgage loan instrument approved by the mortgage insurer.

          References in this document to amounts of insurance written or in force, risk written or in force and other historical data related to our insurance refer only to direct (before giving effect to reinsurance) primary insurance, unless otherwise indicated. References in this document to "primary insurance" include insurance written in bulk transactions that was supplemental to mortgage insurance written in connection with the origination of the loan or that reduces a lender's credit risk to less than 51% of the value of the property. For more than the past five years, reports by private mortgage insurers to the trade association for the private mortgage insurance industry have classified mortgage insurance that is supplemental to other mortgage insurance or that reduces a lender's credit risk to less than 51% of the value of the property as pool insurance. The trade association classification is used by members of the private mortgage insurance industry in reports to Inside Mortgage Finance.

          Primary insurance may be written on a flow basis, in which loans are insured in individual, loan-by-loan transactions, or may be written on a bulk basis, in which each loan in a portfolio of loans is individually insured in a single, bulk transaction. New insurance written on a flow basis was $24.1 billion in 2012, compared to $14.2 billion in 2011 and $12.3 billion in 2010. No new insurance for bulk transactions was written in 2012, 2011 or 2010. We expect the volume of any future business written through the bulk channel will be insignificant to us. In the fourth quarter of 2007, we stopped writing bulk insurance for mortgage loans included in home equity (or "private label") securitizations, which are the terms the market uses to refer to securitizations sponsored by firms other than the GSEs or the Government National Mortgage Association ("Ginnie Mae"), such as Wall Street investment banks. We refer to portfolios of loans we insured through the bulk channel that we knew would serve as collateral in a home equity securitization as "Wall Street bulk transactions".

          The following table shows, on a direct basis, primary insurance in force (the unpaid principal balance of insured loans as reflected in our records) and primary risk in force (the coverage percentage applied to the unpaid principal balance) for the MGIC Book as of the dates indicated:

	December 31,
	2012	2011	2010	2009	2008
	(In billions)
Direct Primary Insurance In Force	$162.1	$172.9	$191.3	$212.2	$227.0
Direct Primary Risk In Force	$41.7	$44.5	$49.0	$54.3	$59.0

          Pool Insurance.    Pool insurance is generally used as an additional "credit enhancement" for certain secondary market mortgage transactions. Pool insurance generally covers the excess of the loss on a defaulted mortgage loan which exceeds the claim payment under the primary coverage, if primary insurance is required on that mortgage loan, as well as the total loss on a defaulted mortgage loan which did not require primary insurance. Pool insurance may have a stated aggregate loss limit for a pool of loans and may also have a deductible under which no losses are paid by the insurer until losses on the pool of loans exceed the deductible.

          We have written no new pool risk since 2009 and expect that the volume of any future pool business will be insignificant to us. Our direct pool risk in force was $1.3 billion ($0.4 billion on pool policies with aggregate loss limits and $0.9 billion on pool policies without aggregate loss limits) at December 31, 2012, compared to $1.9 billion ($0.7 billion on pool policies with aggregate loss limits and $1.2 billion on pool policies without aggregate loss limits) at December 31, 2011 and $2.7 billion ($1.2 billion on pool policies with aggregate loss limits and $1.5 billion on pool policies without aggregate loss limits) at December 31, 2010.

Concurrent Convertible Senior Note Offering

          Concurrently with this offering of common stock, we are publicly offering $350,000,000 in aggregate principal amount of convertible notes (or $400,000,000 in principal amount if the underwriters exercise their option to purchase additional notes in full).

          The convertible notes will bear interest at a rate of         % per year. The convertible notes will mature on April 1, 2020. The convertible notes will be convertible at the option of the holder at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of

common stock), subject to adjustment. Upon conversion, we will deliver a number of shares equal to the aggregate principal amount of the notes to be converted divided by $1,000, multiplied by the then applicable conversion rate.

          We estimate that the proceeds from the convertible notes offering will be approximately $              million (or $              million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering and the convertible notes offering for our general corporate purposes, which may include increasing the capital of MGIC and other subsidiaries and improving liquidity by providing funds for debt service. See "Use of Proceeds".

          The convertible notes offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the convertible notes. There is no assurance that the convertible notes offering will be completed or, if completed, on what terms it may be completed. The convertible notes offering and this offering are not contingent upon each other.

          Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the convertible notes offering and that the underwriters for the convertible notes offering do not exercise their option to purchase additional convertible notes and that the underwriters for this offering do not exercise their option to purchase additional shares of our common stock.

Risk Factors

          Please read "Risk Factors" and the other information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Corporate Information

          We are a Wisconsin corporation. Our principal office is located at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202 (telephone number (414) 347-6480).

 THE OFFERING

          The summary below describes some of the terms of the offering. For a more complete description of our common stock, see "Description of Capital Stock".

Issuer	MGIC Investment Corporation.
Common stock offered	Shares.
Option to purchase additional shares	Shares.
Shares outstanding after this offering(1)	Shares.
Use of proceeds

We intend to use the net proceeds from this offering and the convertible notes offering for our general corporate purposes, which may include increasing the capital of MGIC and other subsidiaries and improving liquidity by providing funds for debt service.

New York Stock Exchange Symbol	"MTG."

(1)
The number of shares outstanding after this offering is based on 202,758,169 shares outstanding as of March 4, 2013. If the option to purchase additional securities for this transaction is exercised in full, we will issue and sell an additional             shares of our common stock. The number of shares outstanding does not give effect to the conversion option of our outstanding 9% convertible junior subordinated debentures due 2063, 5% convertible senior notes due 2017 or the convertible notes being offered in the concurrent convertible notes offering.

 Summary Consolidated Financial Information

          The following financial information as of and for each of the years in the three-year period ended December 31, 2012 is derived from our audited consolidated financial statements and related notes incorporated by reference herein. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as the management's discussion and analysis of financial condition and results of operations, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

	Year Ended December 31,
	2012	2011	2010
Summary of Operations (in thousands, except per share information)
Revenues:
Net premiums written	$1,017,832	$1,064,380	$1,101,795

Net premiums earned	$1,033,170	$1,123,835	$1,168,747
Investment income, net	121,640	201,270	247,253
Realized investment gains (losses), net, including net impairment losses	195,409	142,715	92,937
Other revenue	28,145	36,459	11,588

Total revenues	1,378,364	1,504,279	1,520,525

Losses and expenses:
Losses incurred, net	2,067,253	1,714,707	1,607,541
Change in premium deficiency reserve	(61,036)	(44,150)	(51,347)
Underwriting and other expenses	201,447	214,750	225,142
Interest expense	99,344	103,271	98,589

Total losses and expenses	2,307,088	1,988,578	1,879,925

Loss before taxes	(928,644)	(484,299)	(359,400)
(Benefit from) provision for income taxes	(1,565)	1,593	4,335

Net loss	$(927,079)	$(485,892)	$(363,735)

Weighted average common shares outstanding	201,892	201,019	176,406

Diluted loss per share	$(4.59)	$(2.42)	$(2.06)

Balance Sheet Data (at year-end) (in thousands, except per share information):
Total investments	$4,230,275	$5,823,647	$7,458,282
Cash and cash equivalents	1,027,625	995,799	1,304,154
Total assets	5,574,324	7,216,230	9,333,642
Loss reserves	4,056,843	4,557,512	5,884,171
Premium deficiency reserves	73,781	134,817	178,967
Short- and long-term debt	99,910	170,515	376,329
Convertible senior notes	345,000	345,000	345,000
Convertible junior debentures	379,609	344,422	315,626
Shareholders' equity	196,940	1,196,815	1,669,055
Book value per share	0.97	5.95	8.33

	Year Ended December 31,
	2012	2011	2010
New insurance written (in millions):
Primary insurance	$24,125	$14,234	$12,257
Primary risk	5,949	3,525	2,944
Insurance in force (at year-end) (in millions):
Direct primary insurance	162,082	172,873	191,250
Direct primary risk	41,735	44,462	48,979
Direct pool risk
With aggregate loss limits	439	674	1,154
Without aggregate loss limits	879	1,177	1,532
Primary loans in default ratios:
Policies in force	1,006,346	1,090,086	1,228,315
Loans in default	139,845	175,639	214,724
Percentage of loans in default	13.90%	16.11%	17.48%
Percentage of loans in default — bulk	32.10%	35.33%	37.36%
Insurance operating ratios (GAAP)(1):
Loss ratio	200.1%	152.6%	137.5%
Underwriting expense ratio	15.2%	16.0%	16.3%

Combined ratio	215.3%	168.6%	153.8%

Risk-to-capital ratio (statutory basis):
MGIC	44.7:1	20.3:1	19.8:1
MIC	1.2:1	—	—
Combined insurance companies	47.8:1	22.2:1	23.2:1

(1)
The loss ratio is the ratio, expressed as a percentage, of the sum of incurred losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio, expressed as a percentage, of the combined insurance operations underwriting expenses to net premiums written.

RISK FACTORS

          You should carefully consider each of the risks described below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in shares of our common stock. If any of the following risks develop into actual events, our business, financial condition, results of operations or the market value of our common stock could be materially adversely affected and you may lose all or part of your investment. Some factors in this section are forward-looking statements. For a discussion of those statements, see "Cautionary Statement About Forward-Looking Statements".

Risks Related to Our Business

Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

          The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the "Capital Requirements". New insurance written in the jurisdictions that have Capital Requirements represented approximately 50% of new insurance written in 2011 and 2012. While formulations of minimum capital vary among jurisdictions, the most common formulation allows for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if the percentage decrease in capital exceeds the percentage decrease in insured risk. Therefore, as capital decreases, the same dollar decrease in capital will cause a greater percentage decrease in capital and a greater increase in the risk-to-capital ratio. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position ("MPP"). The "policyholder position" of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

          At December 31, 2012, MGIC's risk-to-capital ratio was 44.7 to 1, exceeding the maximum allowed by many jurisdictions, and its policyholder position was $640 million below the required MPP of $1.2 billion. If we do not successfully complete this offering and the concurrent offering of convertible notes we expect MGIC's risk-to-capital ratio to increase above its December 31, 2012 level. At December 31, 2012, the risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 47.8 to 1. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC or MIC to continue to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, additional capital contributions to the reinsurance affiliates could be needed. These reinsurance arrangements permit MGIC and MIC to write insurance with a higher coverage percentage than they could on their own under certain state-specific requirements.

          Statement of Statutory Accounting Principles No. 101 ("SSAP No. 101") became effective January 1, 2012 and prescribed new standards for determining the amount of deferred tax assets that can be recognized as admitted assets for determining statutory capital. Under a permitted practice effective September 30, 2012 and until further notice, the Office of the Commissioner of Insurance of the State of Wisconsin ("OCI") has approved MGIC to report its net deferred tax asset as an admitted asset in an amount not to exceed 10% of surplus as regards policyholders, notwithstanding contrary provisions of SSAP No. 101. At December 31, 2012, had MGIC calculated its net deferred tax assets based on the provisions of SSAP No. 101, no deferred tax assets would have been admitted. Pursuant to the permitted practice, deferred tax assets of $63 million were included in statutory capital.

          Although MGIC does not meet the Capital Requirements of Wisconsin, the OCI has waived them until December 31, 2013. In place of the Capital Requirements, the OCI Order containing the waiver of Capital Requirements (the "OCI Order") provides that MGIC can write new business as long as it maintains regulatory capital that the OCI determines is reasonably in excess of a level that would constitute a financially hazardous condition. The OCI Order requires MGIC Investment Corporation, through the earlier of December 31, 2013 and the termination of the OCI Order (the "Covered Period"), to make cash equity contributions to MGIC as may be necessary so that its "Liquid Assets" are at least $1 billion (this portion of the OCI Order is referred to as the "Keepwell Provision"). "Liquid Assets", which include those of MGIC as well as those held in certain of our subsidiaries, including our Australian subsidiaries, but excluding MIC and its reinsurance affiliates, are the sum of (i) the aggregate cash and cash equivalents, (ii) fair market value of investments and (iii) assets held in trusts supporting the obligations of captive mortgage reinsurers to MGIC. As of December 31, 2012, "Liquid Assets" were approximately $4.8 billion. Although we do not expect that MGIC's Liquid Assets will fall below $1 billion during the Covered Period, we do expect the amount of Liquid Assets to continue to decline materially after December 31, 2012 and through the end of the Covered Period as MGIC's claim payments and other uses of cash continue to exceed cash generated from operations. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC's Liquid Assets.

          The OCI, in its sole discretion, may modify, terminate or extend its waiver of Capital Requirements, although any modification or extension of the Keepwell Provision requires our written consent. If the OCI modifies or terminates its waiver, or if it fails to renew its waiver upon expiration, depending on the circumstances, MGIC could be prevented from writing new business in all jurisdictions if MGIC does not comply with the Capital Requirements. We cannot assure you that MGIC could obtain the additional capital necessary to comply with the Capital Requirements. At present, the amount of additional capital we would need to comply with the Capital Requirements would be substantial. See "— Our shareholders' ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock". If MGIC were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the Capital Requirements or obtained a necessary waiver to allow it to once again write new business. Furthermore, if the OCI revokes or fails to renew MGIC's waiver, MIC's ability to write new business would be severely limited because approval by Fannie Mae and Freddie Mac of MIC (discussed below) is conditioned upon the continued effectiveness of the OCI Order.

          MGIC applied for waivers in the other jurisdictions with Capital Requirements and, at this time, has active waivers from seven of them. MIC is writing new business in the jurisdictions where MGIC does not have active waivers. As a result, MGIC and MIC are collectively writing business on a nationwide basis.

          State insurance departments, in their sole discretion, may modify, terminate or extend their waivers of Capital Requirements. If an insurance department other than the OCI modifies or terminates its waiver, or if it fails to grant a waiver or renew its waiver after expiration, depending on the circumstances, MGIC could be prevented from writing new business in that particular jurisdiction. Also, depending on the level of losses that MGIC experiences in the future, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific Capital Requirements, may prevent MGIC from continuing to write new insurance in that jurisdiction. As discussed below, under certain conditions, this business would be written in MIC. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC's statutory capital and compliance with Capital Requirements.

          MGIC's failure to meet the Capital Requirements to insure new business does not necessarily mean that MGIC does not have sufficient resources to pay claims on its insurance liabilities. While we believe that MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, we cannot assure you that the events that led to MGIC failing to meet Capital Requirements would not also result in it not having sufficient claims paying resources. Furthermore, our estimates of MGIC's claims paying resources and claim obligations are based on various assumptions. These assumptions include the timing of the receipt of claims on loans in our delinquency inventory and future claims that we anticipate will ultimately be received, our anticipated rescission activity, premiums, housing values and unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about when anticipated claims will be received, housing values, and unemployment rates highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any legal proceedings or settlement discussions related to rescissions. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC's claims paying resources.

          As part of our longstanding plan to write new business in MIC, a direct subsidiary of MGIC, MGIC has made capital contributions to MIC. As of December 31, 2012, MIC had statutory capital of $448 million. In the third quarter of 2012, we began writing new mortgage insurance in MIC, on the same policy terms as MGIC, in those jurisdictions where we did not have active waivers of Capital Requirements for MGIC. In the second half of 2012, MIC's new insurance written was $2.4 billion, which includes business from certain jurisdictions for which new insurance is again being written in MGIC after it received the necessary waivers. We are currently writing new mortgage insurance in MIC in Florida, Idaho, Missouri, New Jersey, New York, North Carolina, Ohio and Puerto Rico. Approximately 19% of new insurance written in 2011 and 2012 was from jurisdictions in which MIC is currently writing business. We project MIC can write 100% of our new insurance for at least five years if MGIC is unable to write new business. This projection is based on the 18:1 risk-to-capital limitation prescribed by Freddie Mac's approval of MIC (discussed below) and assumes the mix and level of new insurance written in the future would be the same as we wrote in 2012. It also assumes MIC's GSE eligibility would extend throughout this period. If we had to write substantially more of our business in MIC and our levels of new insurance written were to increase materially, MIC may require additional capital to stay below Freddie Mac's prescribed risk-to-capital limitation or a waiver of that limitation may be required. MIC is licensed to write business in all jurisdictions and, subject to the conditions and restrictions discussed below, has received the necessary approvals from GSEs and the OCI to write business in all of the jurisdictions that have not waived their Capital Requirements for MGIC.

          Under an agreement in place with Fannie Mae, as amended November 30, 2012, MIC will be eligible to write mortgage insurance through December 31, 2013, in those jurisdictions (other than Wisconsin) in which MGIC cannot write new insurance due to MGIC's failure to meet Capital Requirements and to obtain a waiver of them. MIC is also approved to write mortgage insurance for 60 days in jurisdictions that do not have Capital Requirements if a jurisdiction notifies MGIC that, due to its financial condition, it may no longer write new business. The agreement provides that Fannie Mae may, in its discretion, extend such approval to no later than December 31, 2013. The agreement with Fannie Mae, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the "SEC") on November 30, 2012. Such conditions include the continued effectiveness of the OCI Order and the continued applicability of the Keepwell Provision of the OCI Order.

          Under a letter from Freddie Mac that was amended and restated as of November 30, 2012, Freddie Mac approved MIC to write business only in those jurisdictions (other than Wisconsin)

where either (a) MGIC is unable to write business because it does not meet the Capital Requirements and does not obtain waivers of them, or (b) MGIC received notice that it may not write business because of that jurisdiction's view of MGIC's financial condition. This approval of MIC, which may be withdrawn at any time, expires December 31, 2013, or earlier if a financial examination by the OCI determines that there is a reasonable probability that MGIC will be unable to honor claim obligations at any time in the five years after the examination, or if MGIC fails to honor claim payments. The approval from Freddie Mac, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the SEC on November 30, 2012. Such conditions include requirements that MIC not exceed a risk-to-capital ratio of 18:1 (at December 31, 2012, MIC's risk-to-capital ratio was 1.2 to 1); MGIC and MIC comply with all terms and conditions of the OCI Order; the OCI Order remain effective; we contribute $100 million to MGIC on or before December 3, 2012 (which we did); MGIC enter into and comply with the payment terms of the settlement agreement with Freddie Mac and the Federal Housing Finance Agency ("FHFA") dated December 1, 2012; the OCI issue the order described in the next paragraph (which it did); and MIC provide MGIC access to the capital of MIC in an amount necessary for MGIC to maintain sufficient liquidity to satisfy its obligations under insurance policies issued by MGIC.

          On November 29, 2012, the OCI issued an order, effective until December 31, 2013, establishing a procedure for MIC to pay a dividend to MGIC if either of the following two events occurs: (1) an OCI examination determines that there is a reasonable probability that MGIC will be unable to honor its policy obligations at any time during the five years after the examination, or (2) MGIC fails to honor its policy obligations that it in good faith believes are valid. If one of these events occurs, the OCI is to conduct a review (to be completed within 60 days after the triggering event) to determine the maximum single dividend MIC could prudently pay to MGIC for the benefit of MGIC's policyholders, taking account of the interests of MIC's policyholders and the general public and certain standards for dividends imposed by Wisconsin law. Upon the completion of the review, the OCI will authorize, and MIC will pay, such a dividend within 30 days.

          We cannot assure you that the GSEs will approve or continue to approve MIC to write new business in all jurisdictions in which MGIC is unable to do so. If one GSE does not approve MIC in all jurisdictions in which MGIC is unable to write new business, MIC may be able to write insurance on loans that will be sold to the other GSE or retained by private investors. However, because lenders may not know which GSE will purchase their loans until mortgage insurance has been procured, lenders may be unwilling to procure mortgage insurance from MIC. Furthermore, if we are unable to write business on a nationwide basis utilizing a combination of MGIC and MIC, lenders may be unwilling to procure insurance from us anywhere. In addition, new insurance written can be influenced by a lender's assessment of the financial strength of our insurance operations. In this regard, see "— Competition or changes in our relationships with our customers could reduce our revenues or increase our losses".

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

          The financial reform legislation that was passed in July 2010 (the "Dodd-Frank Act" or "Dodd-Frank") requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages ("QRMs") or that are insured by the Federal Housing Administration ("FHA") or another federal agency. In March 2011, federal regulators requested public comments on a proposed risk retention rule that includes a definition of QRM. The proposed definition of QRM contains many underwriting requirements, including a maximum loan-to-value ratio ("LTV") of 80% on a home purchase transaction, a prohibition on seller contributions toward a borrower's down payment or closing costs, and certain limits on a borrower's debt-to-income ratio. The LTV is to be calculated without including mortgage insurance. None of our new risk written in 2012 was on loans that would qualify as QRMs under the March 2011 proposed rules.

          The regulators also requested public comments regarding an alternative QRM definition, the underwriting requirements of which would allow loans with a maximum LTV of 90% and higher debt-to-income ratios than allowed under the proposed QRM definition, and that may consider mortgage insurance in determining whether the LTV requirement is met. We estimate that approximately 22% of our new risk written in 2012 was on loans that would have met the alternative QRM definition. The regulators also requested that the public comments include information that may be used to assess whether mortgage insurance reduces the risk of default. We submitted a comment letter, including studies to the effect that mortgage insurance reduces the risk of default.

          Under the proposed rule, because of the capital support provided by the U.S. government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, under the proposed rule, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans. The public comment period for the proposed rule expired in August 2011. At this time we do not know when a final rule will be issued, although it was not expected that the final QRM rule would be issued until the final rule defining Qualified Mortgages ("QMs") (discussed below) was issued. The Consumer Financial Protection Bureau (the "CFPB") issued the final QM rule on January 10, 2013.

          Depending on, among other things, (a) the final definition of QRM and its requirements for LTV, seller contributions and debt-to-income ratio, (b) to what extent, if any, the presence of mortgage insurance would allow for a higher LTV in the definition of QRM, and (c) whether lenders choose mortgage insurance for non-QRM loans, the amount of new insurance that we write may be materially adversely affected. For other factors that could decrease the demand for mortgage insurance, see "— If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues" and "— The implementation of the Basel III capital accord, or other changes to our customers' capital requirements, may discourage the use of mortgage insurance".

          As noted above, on January 10, 2013, the CFPB issued the final rule defining QM, in order to implement laws requiring lenders to consider a borrower's ability to repay a home loan before extending credit. The QM rule prohibits loans with certain features, such as negative amortization, points and fees in excess of 3% of the loan amount, and terms exceeding 30 years, from being considered QMs. The rule also establishes general underwriting criteria for QMs including that a borrower have a total debt-to-income ratio of less than or equal to 43%. The rule provides a temporary category of QMs that have more flexible underwriting requirements so long as they satisfy the general product feature requirements of QMs and so long as they meet the underwriting requirements of the GSEs or those of the U.S. Department of Housing and Urban Development, Department of Veterans Affairs or Rural Housing Service (collectively, "Other Federal Agencies"). The temporary category of QMs that meet the underwriting requirements of the GSEs or the Other Federal Agencies will phase out when the GSEs or the Other Federal Agencies issue their own qualified mortgage rules, if the GSEs' conservatorship ends, and in any case after seven years. We expect that most lenders will be reluctant to make loans that do not qualify as QMs because they will not be entitled to the presumptions about compliance with the ability-to-pay requirements. Given the credit characteristics presented to us, we estimate that 99% of our new risk written in 2012 was for mortgages that would have met the QM definition and 91% of our new risk written in 2012 was for mortgages that would have met the QM definition even without the temporary category allowed for mortgages that meet the GSEs' underwriting requirements. In making these estimates, we have not considered the limitation on points and fees because the information is not available to us. We do not believe such limitation would materially affect the percentage of our new risk written meeting the QM definition. The QM rule is scheduled to become effective in January 2014.

          Alternatives to private mortgage insurance include:

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  lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

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  lenders and other investors holding mortgages in portfolio and self-insuring,

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  investors using risk mitigation techniques other than private mortgage insurance, using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

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  lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

          The FHA substantially increased its market share beginning in 2008, and beginning in 2011, that market share began to gradually decline. We believe that the FHA's market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA's programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA's competitive position against private mortgage insurers. We believe that the FHA's current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), has allowed us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, the FHA's share of new insurance written in the future due to, among other factors, different loan eligibility terms between the FHA and the GSEs; future increases in guarantee fees charged by the GSEs; changes to the FHA's annual premiums; and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

          Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

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  the level of private mortgage insurance coverage, subject to the limitations of the GSEs' charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

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  the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

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  whether the GSEs influence the mortgage lender's selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

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  the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

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  the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

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  the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

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  the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, and

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  the extent to which the GSEs intervene in mortgage insurers' rescission practices or rescission settlement practices with lenders. For additional information, see "— Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper, we enter into material resolution arrangements or rescission rates decrease faster than we are projecting".

          The FHFA is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential mortgage market through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released in February 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government's footprint in housing finance, and help bring private capital back to the mortgage market. In 2012, Members of Congress introduced several bills intended to scale back the GSEs, however, no legislation was enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

          The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the "charter coverage" program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs' "standard coverage" and only the minimum required by the GSEs' charters, with the GSEs paying a lower price for such loans. In 2011 and 2012, nearly all of our volume was on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

We may not continue to meet the GSEs' mortgage insurer eligibility requirements.

          Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility, including a financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements of Fannie Mae and Freddie Mac (its financial strength rating from Moody's is B2 with a negative outlook and from Standard & Poor's is B- with a negative outlook),

MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. In particular, the GSEs are currently in discussions with mortgage insurers regarding their standard mortgage insurer eligibility requirements. We also understand the FHFA and the GSEs are separately developing mortgage insurer capital standards that would replace the use of external credit ratings. The GSEs may include any new eligibility requirements as part of our current remediation plan. MIC's financial strength rating from Moody's is Ba3 with a negative outlook and from Standard & Poor's is B- with a negative outlook Therefore, MIC also does not meet the financial strength rating requirements of the GSEs and is currently operating with each GSE as an eligible insurer under the approvals discussed above. See "— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis". If MGIC or MIC cease to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

We have reported net losses for the last six years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.

          For the years ended December 31, 2012, 2011, 2010, 2009, 2008 and 2007, we had a net loss of $0.9 billion, $0.5 billion, $0.4 billion, $1.3 billion, $0.5 billion and $1.7 billion, respectively. We currently expect to continue to report annual net losses, the size of which will depend primarily on the amount of our incurred and paid losses from our business written prior to 2009. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we currently expect to return to profitability on an annual basis, we cannot assure you when, or if, this will occur. Conditions that could delay our return to profitability include high unemployment rates, low cure rates, low housing values, changes to our current rescission practices and unfavorable resolution of ongoing legal proceedings. You should read the rest of these risk factors for additional information about factors that could increase our net losses in the future. The net losses we have experienced have eroded, and any future net losses will erode, our shareholders' equity and could result in equity being negative.

Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper, we enter into material resolution arrangements or rescission rates decrease faster than we are projecting.

          Prior to 2008, rescissions of coverage on loans were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of coverage on loans have materially mitigated our paid losses. In each of 2009 and 2010, rescissions mitigated our paid losses by approximately $1.2 billion; in 2011, rescissions mitigated our paid losses by approximately $0.6 billion; and in 2012, rescissions mitigated our paid losses by approximately $0.3 billion (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, less than 10% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

          Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, the number of rescissions that we have reversed has been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of claims investigations, litigation, settlements or other factors, could materially affect our losses. See "— Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves". We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. In 2011, we estimate that rescissions had no significant impact on our losses incurred. All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In the fourth quarter of 2012, we estimate that our rescission benefit in loss reserves was reduced due to probable rescission settlement agreements and that other rescissions had no significant impact on our losses incurred in 2012. For more information about the rescission benefit in loss reserves, see note 9, "Loss Reserves" to our consolidated financial statements in Item 8 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. For more information about the two settlements that we believe are probable, as defined in ASC 450-20, see "— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future". The completion of those settlements, assuming they occur, may encourage other customers to seek remedies against us.

          If the insured disputes our right to rescind coverage, the outcome of the dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. For the majority of our rescissions since the beginning of 2009 that are not subject to a settlement agreement, this period in which a dispute may be brought has not ended. Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider a rescission resolved for financial reporting purposes even though legal proceedings have been initiated and are ongoing. Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are sometimes unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss from such proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, when establishing our loss reserves, we do not generally include additional loss reserves that would reflect an adverse outcome from ongoing legal proceedings.

          In April 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements and Fannie Mae advised its servicers that they are prohibited from entering into such settlements. In addition, in April 2011, Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have approved our settlement agreement with one customer and have rejected settlement agreements that were structured differently. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

          As noted in "— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future", we have been in mediation with Countrywide Home Loans ("Countrywide") concerning our dispute regarding rescissions and have made substantial progress in reaching an agreement to settle it. In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount. We continue to discuss with other customers their objections to material rescissions and have reached settlement terms with several of our significant customers. In connection with some of these settlement discussions, we have suspended rescissions related to loans that we believe could be included in potential settlements. As of December 31, 2012, approximately 240 rescissions, representing total potential claim payments of approximately $16 million, were affected by our decision to suspend rescissions for customers other than the two customers for which we consider a settlement agreement probable, as defined in ASC 450-20.

Although it is reasonably possible that, when the discussions or legal proceedings with customers regarding rescissions are completed, there will be a conclusion or determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

          Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC's settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs' claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, various mortgage lenders and various other mortgage insurers have been named as defendants in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. Three of those cases have previously been dismissed. The complaints in all nine of the remaining cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the defendants violated RESPA by paying excessive premiums to the lenders' captive reinsurer in relation to the risk assumed by that captive. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

          Since June 2005, various state and federal regulators have also conducted investigations or requested information regarding captive mortgage reinsurance arrangements, including (1) a request received by MGIC in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation; (2) the Minnesota Department of Commerce (the "MN Department"), which regulates insurance, began requesting information in February 2006, regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011; (3) various subpoenas received by MGIC beginning in March 2008 from the U.S. Department of Housing and Urban Development ("HUD"), seeking information about captive mortgage reinsurance similar to that requested by the MN Department, but not limited in scope to the state of Minnesota; and (4) correspondence received by MGIC in January 2012 from the CFPB indicating that HUD had transferred authority to the CFPB to investigate captive reinsurance arrangements in the mortgage insurance industry and requesting, among other things, certain information regarding captive mortgage reinsurance transactions in which we participated. In June 2012, we received a Civil Investigative Demand from the CFPB requiring additional information and documentation regarding captive mortgage reinsurance. We have met with, and expect to continue to communicate with, the CFPB to discuss the CID and how to resolve its investigation. MGIC has also filed a petition to modify the CID which petition is currently pending. While MGIC believes it would have strong defenses to any claims the CFPB might bring against it as a result of the investigation, it continues to work with the CFPB to try to resolve the investigation and address any concerns that the CFPB may have about MGIC's past and current captive reinsurance practices. If MGIC cannot satisfy the CFPB, it is possible that the CFPB would assert various RESPA and possibly other claims against it. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

          Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief, including civil penalties and injunctions against violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

          We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. As noted above, in January 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether the CFPB will issue any other rules or regulations that affect our business apart from any action it may take as a result of its investigation of captive mortgage reinsurance. Such rules and regulations could have a material adverse effect on us.

          In October 2010, a purported class action lawsuit was filed against MGIC in the U.S. District Court for the Western District of Pennsylvania by a loan applicant on whose behalf a now-settled action we previously disclosed had been filed by the U.S. Department of Justice. In this lawsuit, the loan applicant alleged that MGIC discriminated against her and certain proposed class members on the basis of sex and familial status when MGIC underwrote their loans for mortgage insurance. In May 2011, the District Court granted MGIC's motion to dismiss with respect to all claims except certain Fair Housing Act claims. On November 29, 2012, the District Court granted final approval for a class action settlement of the lawsuit. The settlement created a settlement class of 265 borrowers. Under the terms of the settlement, MGIC deposited $500,000 into an escrow account to fund possible payments to affected borrowers. In addition, MGIC paid the named plaintiff an "incentive fee" of $7,500 and paid class counsels' fees of $337,500. Any funds remaining in the escrow account after payment of all claims approved under the procedures established by the settlement will be returned to MGIC.

          We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan's investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations.

          With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

          We have made substantial progress in reaching an agreement with Countrywide to settle the dispute we have regarding rescissions. Since December 2009, we have been involved in legal proceedings with Countrywide in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to rescissions of insurance and denials of claims collectively as "rescissions" and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost

$700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans. From January 1, 2008 through December 31, 2012, rescissions of coverage on Countrywide-related loans mitigated our paid losses on the order of $445 million. This amount is the amount we estimate we would have paid had the coverage not been rescinded. In addition, in connection with mediation we were holding with Countrywide, we voluntarily suspended rescissions related to loans that we believed could be covered by a settlement. As of December 31, 2012, coverage on approximately 2,150 loans, representing total potential claim payments of approximately $160 million, that we had determined was rescindable was affected by our decision to suspend such rescissions. While there can be no assurance that we will actually enter into a settlement agreement with Countrywide, we have determined that a settlement with Countrywide is probable.

          We are also discussing a settlement with another customer. We have also determined that it is probable we will reach a settlement of our dispute with this customer. As of December 31, 2012, coverage on approximately 250 loans, representing total potential claim payments of approximately $17 million, was affected by our decision to suspend rescissions for that customer.

          We are now able to reasonably estimate the probable loss associated with each probable settlement and, as required by ASC 450-20, we have recorded the estimated impact of the two probable settlements referred to above in our financial statements for the quarter ending December 31, 2012. The aggregate impact to loss reserves for the probable settlement agreements was an increase of approximately $100 million. This impact was somewhat offset by impacts to our return premium accrual and premium deficiency reserve. All of these impacts were reflected in the fourth quarter 2012 financial results. If we are not able to reach settlement with Countrywide, we intend to defend MGIC against any related legal proceedings, vigorously.

          The flow policies at issue with Countrywide are in the same form as the flow policies that we use with all of our customers, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. A settlement with Countrywide may encourage other customers to pursue remedies against us. From January 1, 2008 through December 31, 2012, we estimate that total rescissions mitigated our incurred losses by approximately $2.9 billion, which included approximately $2.9 billion of mitigation on paid losses, excluding $0.6 billion that would have been applied to a deductible. At December 31, 2012, we estimate that our total loss reserves were benefited from anticipated rescissions by approximately $0.2 billion.

          Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us "curtailments". In 2012, curtailments reduced our average claim paid by approximately 4%. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as mortgage insurance premiums, hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments.

          After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid. Historically, we have not had material disputes regarding our curtailments or other adjustments. As part of our settlement discussions, Countrywide informed us that they object to approximately $40 million of curtailment and other adjustments. In connection with any settlement agreement with Countrywide, we expect we would enter into a separate agreement with them that would provide for a process to resolve this dispute. However, we do not believe a loss is probable regarding this curtailment dispute and have not accrued any reserves that would reflect an adverse outcome to this dispute. We intend to defend vigorously our position regarding the correctness of these curtailments under our insurance policy. Although we have not had other material objections to our curtailment and adjustment practices, there can be no assurances that we will not face additional challenges to such practices.

          A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System ("MERS"). Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in nine lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Three of those lawsuits remain pending and the other six lawsuits have been dismissed without an appeal. The damages sought in the remaining cases are substantial. We deny any wrongdoing and intend to defend ourselves against the allegations in the lawsuits, vigorously.

          In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

          The Internal Revenue Service ("IRS") completed examinations of our federal income tax returns for the years 2000 through 2007 and issued assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits ("REMICs"). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. The IRS assessment related to the REMIC issue is $190.7 million in taxes and penalties. There would also be applicable interest which, when computed on the amount of the assessment, is substantial. Depending on the outcome of this matter, additional state income taxes along with any applicable interest may become due when a final resolution is reached and could also be substantial.

          We appealed these assessments within the IRS and, in 2007, we made a payment of $65.2 million to the United States Department of the Treasury related to this assessment. In August 2010, we reached a tentative settlement agreement with the IRS which was not finalized. We currently expect to receive a statutory notice of deficiency (commonly referred to as a "90-day letter") for the disputed amounts after the first quarter of 2013. We would then be required to litigate their validity in order to avoid payment to the IRS of the entire amount assessed. Any such litigation could be lengthy and costly in terms of legal fees and related expenses. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows and statutory capital. In this regard, see "— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis".

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

          In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as "IBNR"). We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

          We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, unless we have determined that a loss is probable and can be reasonably estimated, we do not include additional loss reserves that would reflect an adverse development from ongoing dispute resolution proceedings. For more information regarding our legal proceedings, see "— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future".

          The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers' income and thus their ability to make mortgage payments, a drop in housing values that could result in, among other things, greater losses on loans that have pool insurance, and may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance, and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel.

          Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized, privately-held start-ups that are not encumbered with a portfolio of pre-crisis mortgages, have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart.

Loan modification and other similar programs may not continue to provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

          Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2010, 2011 and 2012, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $3.2 billion, $1.8 billion and $1.2 billion, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Although the recent re-default rate has been lower, for internal reporting purposes, we assume approximately 50% of these modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; less than 5% resulted in principal forgiveness.

          One loan modification program is the Home Affordable Modification Program ("HAMP"). Some of HAMP's eligibility criteria relate to the borrower's current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP's three month "trial modification" period for the loan to be reported to us as a cured delinquency.

          We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 9,300 loans in our primary delinquent inventory at December 31, 2012 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through December 31, 2012 approximately 44,400 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In 2011 and 2012, approximately 18% and 17%, respectively, of our primary cures were the result of a modification, with HAMP accounting for approximately 70% of those modifications in each year. By comparison, in 2010, approximately 27% of our primary cures were the result of a modification, with HAMP accounting for approximately 60% of those modifications. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010. Recent announcements by the U.S. Treasury have extended the end date of the HAMP program through 2013, expanded the eligibility criteria of HAMP and increased lenders' incentives to modify loans through principal forgiveness.

Approximately 66% of the loans in our primary delinquent inventory are guaranteed by the GSEs. The GSEs have informed us that they already use expanded criteria (beyond the HAMP guidelines) for determining eligibility for loan modification and currently do not offer principal forgiveness. Therefore, we currently expect new loan modifications will continue to only modestly mitigate our losses in 2013.

          In 2009, the GSEs began offering the Home Affordable Refinance Program ("HARP"). HARP allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow the HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. To incent lenders to allow more current borrowers to refinance their loans, in October 2011, the GSEs and their regulator, FHFA, announced an expansion of HARP. The expansion includes, among other changes, releasing certain representations in certain circumstances benefitting the GSEs. We have agreed to allow these additional HARP refinances, including releasing the insured in certain circumstances from certain rescission rights we would have under our policy. While an expansion of HARP may result in fewer delinquent loans and claims in the future, our ability to rescind coverage will be limited in certain circumstances. We are unable to predict what net impact these changes may have on our incurred or paid losses. Approximately 11% of our primary insurance in force has benefitted from HARP and is still in force.

          The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower's mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower's mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

          Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

          The factors that affect the volume of low down payment mortgage originations include:

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  restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

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  the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

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  the health of the domestic economy as well as conditions in regional and local economies,

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  housing affordability,

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  population trends, including the rate of household formation,

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  the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

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  government housing policy encouraging loans to first-time homebuyers.

          As noted above, in January 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether this Bureau will issue any other rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

          A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see "— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance" and "— The implementation of the Basel III capital accord, or other changes to our customers' capital requirements, may discourage the use of mortgage insurance".

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

          As noted above, the FHA substantially increased its market share beginning in 2008 and beginning in 2011, that market share began to gradually decline. It is difficult to predict the FHA's future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, future increases in guarantee fees charged by the GSEs, changes to the FHA's annual premiums, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

          In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2011 and 2012, approximately 9% and 10%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

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  Genworth Mortgage Insurance Corporation,

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  United Guaranty Residential Insurance Company,

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  Radian Guaranty Inc.,

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  CMG Mortgage Insurance Company (whose owners have agreed to sell it to a worldwide insurer and reinsurer), and

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  Essent Guaranty, Inc.

          Until 2010 the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. began writing new mortgage insurance. Essent has publicly reported that one of our customers, JPMorgan Chase, is one of its investors. During 2012, another new company,

NMI Holdings Inc., raised $550 million in order to enter the mortgage insurance business. NMI Holdings has been approved as an eligible mortgage insurer by the GSEs and we believe that NMI Holdings expects to launch its business in the second quarter of 2013. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. The perceived increase in credit quality of loans that are being insured today, the deterioration of the financial strength ratings of the existing mortgage insurance companies and the possibility of a decrease in the FHA's share of the mortgage insurance market may encourage additional new entrants.

          PMI Mortgage Insurance Company and Republic Mortgage Insurance Company ceased writing business in 2011. Based on public disclosures, these competitors approximated slightly more than 20% of the private mortgage insurance industry volume in the first half of 2011. Most of the market share of these two former competitors has gone to other mortgage insurers and not to us because, among other reasons, some competitors have materially lower premiums than we do on single premium policies, one of these competitors also uses a risk weighted pricing model that typically results in lower premiums than we charge on certain loans and several of these competitors have streamlined their underwriting to be closely aligned with that of the GSEs. We continuously monitor the competitive landscape and make adjustments to our pricing and underwriting guidelines as warranted.

          Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers and rescission of coverage on loans that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions. In the fourth quarter of 2009, Countrywide commenced litigation against us as a result of its dissatisfaction with our rescission practices shortly after Countrywide ceased doing business with us. See "— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future" for more information, including about the probable settlement of that litigation.

          We believe many lenders assess a mortgage insurer's financial strength rating and risk-to-capital ratio as important elements of the process through which they select mortgage insurers. As a result of MGIC's and MIC's less than investment grade financial strength ratings and MGIC's risk-to-capital ratio level being above the maximum allowed by some jurisdictions, MGIC and MIC may be competitively disadvantaged with these lenders. MGIC's financial strength rating from Moody's is B2 with a negative outlook and from Standard & Poor's is B- with a negative outlook. MIC's financial strength rating from Moody's is Ba3 with a negative outlook and from Standard & Poor's is B- with a negative outlook. It is possible that MGIC's financial strength ratings could decline from these levels. MGIC's risk-to-capital ratio exceeds 25:1 and the applicable minimum capital requirement of certain states. We currently expect to continue to report a risk-to-capital ratio in excess of 25:1. Our risk-to-capital ratio will depend primarily on the level of incurred losses, any settlement with the IRS, and the volume of new risk written. Our incurred losses are dependent upon factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we expect the risk-to-capital ratio to eventually decline, we cannot assure you of when, or if, this will occur. Conditions that could delay the decline in the risk-to-capital ratio include high unemployment rates, low cure rates, low housing values, changes to our current rescission practices, unfavorable resolution of ongoing legal proceedings and the volume of new insurance written in MIC.

Downturns in the domestic economy or declines in the value of borrowers' homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

          Losses result from events that reduce a borrower's ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers' perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values have recently been increasing in certain markets, they generally remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write also affects the likelihood of losses occurring.

          Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of December 31, 2012, approximately 24.2% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 7.8% had FICO credit scores below 620, and 8.5% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under "doc waiver" programs that do not require verification of borrower income are classified by us as "full documentation". For additional information about such loans, see footnote 4 to the table titled "Default Statistics for the MGIC Book" in "Business — Our Products and Services — Exposure to Catastrophic Loss; Defaults; Claims; Loss Mitigation — Defaults" of Item 1 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

          From time to time, in response to market conditions, we change the types of loans that we insure and the guidelines under which we insure them. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 5% of the loans we insured in 2011 and fewer than 2% of the loans we insured in 2012. A large percentage of the exceptions were made for loans with debt-to-income ratios slightly above our guidelines or financial reserves slightly below our guidelines. While the debt-to-income ratio contained in our guidelines exceeds the general requirements of the Qualified Mortgage ("QM") definition, it is within the underwriting guidelines of the GSEs. The rule containing the QM definition provides a temporary category of QMs that have more flexible underwriting requirements so long as they satisfy the general product feature requirements of QMs and so long as they meet the underwriting requirements of certain agencies, including the GSEs. For more information, see "— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance". Beginning in September 2009, we have made changes to our underwriting guidelines that have allowed certain loans to be eligible for insurance that were not eligible prior to those changes and we expect to continue to make changes in appropriate circumstances in the future. As noted above in "— Competition or changes in our relationships with our customers could reduce our revenues or increase our losses", in the first quarter of 2012, we made changes to streamline our underwriting guidelines and lowered our premium rates on loans with credit scores of 760 or higher. Our underwriting guidelines are available on our website at http://www.mgic.com/underwriting/index.html.

          During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy that limits our ability to rescind coverage on loans that meet the conditions in that endorsement, which is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012). Availability of the endorsement is subject to approval in specified jurisdictions. We estimate that approximately 33% of our new insurance written in the fourth quarter of 2012 and 41% of our new insurance written in December 2012, was written under this endorsement. We expect that eventually a significant portion of our new insurance written will have rescission terms equivalent to those in this endorsement.

          As of December 31, 2012, approximately 2.2% of our primary risk in force written through the flow channel, and 27.5% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing ("ARMs"). In the current interest rate environment, interest rates resetting in the near future are unlikely to exceed the interest rates at origination. We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured "interest-only" loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

          Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

          We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

          In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans included in Wall Street securitizations because the performance of such loans deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of December 31, 2012, the premium deficiency reserve was $74 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

          We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that an additional premium deficiency reserve on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect the extended timeframes in the foreclosure process, due to moratoriums, suspensions or issues arising from the investigation of servicers' foreclosure procedures, will have on us.

          In response to the significant increase in the number of foreclosures that began in 2009, various government entities and private parties have from time to time enacted foreclosure (or equivalent) moratoriums and suspensions (which we collectively refer to as moratoriums). In October 2010, a number of mortgage servicers temporarily halted some or all of the foreclosures they were processing after discovering deficiencies in their foreclosure processes and those of their service providers. In response to the deficiencies, some states changed their foreclosure laws to require additional review and verification of the accuracy of foreclosure filings. Some states also added requirements to the foreclosure process, including mediation processes and requirements to file new affidavits. Certain state courts have issued rulings calling into question the validity of some existing foreclosure practices. These actions halted or significantly delayed foreclosures. Furthermore five of the nation's largest mortgage servicers agreed to implement new servicing and foreclosure practices as part of a settlement announced in February 2012, with the federal government and the attorneys general of 49 states.

          Past moratoriums or delays were designed to afford time to determine whether loans could be modified and did not stop the accrual of interest or affect other expenses on a loan, and we cannot predict whether any future moratorium or lengthened timeframes would do so. Therefore, unless a loan is cured during a moratorium or delay, at the completion of a foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses. For moratoriums or delays resulting from investigations into servicers and other parties' actions in foreclosure proceedings, our willingness to pay additional interest and expenses may be different, subject to the terms of our mortgage insurance policies. The various moratoriums and extended timeframes may temporarily delay our receipt of claims and may increase the length of time a loan remains in our delinquent loan inventory.

          We do not know what effect improprieties that may have occurred in a particular foreclosure have on the validity of that foreclosure, once it was completed and the property transferred to the lender. Under our policy, in general, completion of a foreclosure is a condition precedent to the filing of a claim. Beginning in 2011 and from time to time, various courts have ruled that servicers did not provide sufficient evidence that they were the holders of the mortgages and therefore they lacked authority to foreclose. Some courts in other jurisdictions have considered similar issues and reached similar conclusions, but other courts have reached different conclusions. These decisions have not had a direct impact on our claims processes or rescissions.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

          We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages. Investigations into whether servicers have acted improperly in foreclosure proceedings may further strain the resources of servicers.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

          In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

  •
  the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

  •
  mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

          Our persistency rate was 79.8% at December 31, 2012, compared to 82.9% at December 31, 2011 and 84.4% at December 31, 2010. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

          Current mortgage interest rates are at or near historic lows. The high-quality mortgages insured by us in recent years that have not experienced significant declines in underlying home prices, are especially vulnerable to refinancing. Future premiums on our insurance in force represent a material portion of our claims paying resources. We are unsure what the impact on our revenues will be as mortgages are refinanced, because the number of policies we write for replacement mortgages may be more or less than the terminated policies associated with the refinanced mortgages.

Our shareholders' ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

          As noted above under "— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis", we may need to raise additional equity capital. Any future issuance of equity securities may substantially dilute our shareholders' ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

          We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder's option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. As of December 31, 2012, we had total deferred interest payable of $17.9 million on these debentures, which includes $17.5 million of deferred interest scheduled to be paid on October 1, 2012, as well as accrued interest thereon. We expect to defer additional interest in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We also have $345 million principal amount of 5% Convertible Senior Notes outstanding. The Convertible Senior Notes are convertible, at the holder's option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. We do not have the right to defer interest on these Convertible Senior Notes. The convertible notes being offered in the concurrent convertible notes offering will also have a conversion option.

Our common stock could be delisted from the NYSE.

          The listing of our common stock on the New York Stock Exchange, or NYSE, is subject to compliance with NYSE's continued listing standards. Among other things, those standards require that the average closing price of our common stock during any consecutive 30-day trading period not fall below $1.00. Although we have not failed this standard, on three trading days in August 2012, the closing price of our stock fell below $1.00. If we are notified by the NYSE that we have not satisfied this stock price standard, then we would have a period of time in which to cure the deficiency, such as by effecting a reverse stock split. The NYSE can also, in its discretion, discontinue listing our common stock under certain circumstances. For example, if we cease writing new insurance, our common stock could be delisted from the NYSE unless we cure the deficiency during the time provided by the NYSE. If the NYSE were to delist our common stock, it likely would result in a significant decline in the trading price, trading volume and liquidity of our common stock. We also expect that the suspension and delisting of our common stock would lead to decreases in analyst coverage and market-making activity relating to our common stock, as well as reduced information about trading prices and volume. As a result, it could become significantly more difficult for our shareholders to sell their shares of our common stock at prices comparable to those in effect prior to delisting or at all.

Our debt obligations materially exceed our holding company cash and investments.

          At December 31, 2012, we had approximately $315 million in cash and investments at our holding company and our holding company's debt obligations were $835 million in aggregate principal amount, consisting of $100 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of December 31, 2012, is $58 million, including approximately $35 million on the Convertible Junior Debentures for which we have deferred the interest that was scheduled to be paid on October 1, 2012. Any deferred interest compounds semi-annually at the stated rate of 9%.

          The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are, and the notes offered in the concurrent convertible notes offering will be, obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which prior to raising capital in the public markets in 2008 and 2010 had been the principal source of our cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. Since 2008, MGIC has not paid any dividends to us. Through 2013, MGIC cannot pay any dividends to us without approval from the OCI. In connection with the approval of MIC as an eligible mortgage insurer, Freddie Mac and Fannie Mae have imposed dividend restrictions on MGIC and MIC through December 31, 2013. Any additional capital contributions to our subsidiaries, including our non-insurance subsidiaries, would further decrease our cash and investments. See Note 8 — "Debt" to our consolidated financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for additional information about our debt obligations, including restrictive covenants in our Senior Notes and our right to defer interest on our Convertible Junior Debentures.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

          As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel III capital accord, or other changes to our customers' capital requirements, may discourage the use of mortgage insurance.

          In 1988, the Basel Committee on Banking Supervision (the "Basel Committee") developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks' capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and 2010.

          In December 2010, the Basel Committee released the nearly final version of Basel III. In June 2012, federal regulators requested public comments on proposed rules to implement Basel III. The proposed Basel III rules would increase the capital requirements of many banking organizations. Among other provisions, the proposed rules contain a range of risk weightings for residential mortgages held for investment by certain banking organizations, with the specific weighting dependent upon, among other things, a loan's LTV. Unlike previous Basel rules, the proposed Basel III rules do not consider mortgage insurance when calculating a loan's risk weighting. The rules, if implemented as proposed, may reduce the incentive of banking organizations to purchase mortgage insurance for loans held for investment. The proposed Basel III rules continue to afford FHA-insured loans and Ginnie Mae mortgage-backed securities ("MBS") a lower risk weighting than Fannie Mae and Freddie Mac MBS. Therefore, with respect to capital requirements, FHA-insured loans will continue to have a competitive advantage over loans insured by private mortgage insurance and then sold to and securitized by the GSEs. Public comments to the proposed rules were due by October 22, 2012. It is uncertain what form the final rules will take. We are continuing to evaluate the potential effects of the proposed Basel III rules on our business.

Our Australian operations may suffer significant losses.

          We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

Risks Related to Our Common Stock

Our common stock may be subject to substantial price fluctuations due to a number of factors, and those fluctuations may prevent our shareholders from reselling our common stock at a profit.

          The market price of our common stock could be subject to significant fluctuations and may decline. The following factors, among others, could affect our stock price:

  •
  our historical operating and financial performance and how such performance compares to results anticipated by analysts or investors;

  •
  market expectations, and changes in expectations, about our prospects, including future operating and financial performance measures, such as new insurance written, paid and incurred losses, and net income or net loss;

  •
  speculation in the press or investment community;

  •
  trends in our industry and the markets in which we operate;

  •
  announcements of material transactions, such as acquisitions, strategic alliances, joint ventures or financings, by us, our major customers or our competitors;

  •
  sales or the perception in the market of possible sales of a large number of shares of our common stock by our directors or officers; and

  •
  domestic and international economic, legal and regulatory factors unrelated to our performance.

          Stock markets in general have recently experienced relatively high levels of volatility. These broad market fluctuations may adversely affect the trading price of our common stock.

The market price of our common stock could be negatively affected by sales of substantial amounts of additional equity securities by us.

          Sales by us of a substantial amount of equity securities following this offering and the concurrent convertible notes offering, including additional shares of our common stock or equity or equity-linked securities senior to our common stock or convertible into our common stock, or the perception that these sales might occur, as well as the potential issuance of a substantial number of shares of our common stock upon exercise of the conversion option associated with our 9% Convertible Junior Subordinated Debentures due 2063, 5% Convertible Senior Notes due 2017 or the convertible notes being offered in the concurrent convertible notes offering could cause the market price of our common stock to decline. Such a decline could make more costly or otherwise impair our ability to raise capital in this manner. We may issue additional equity securities in the future for a number of reasons, including to raise capital beyond the capital raised in this offering in order to finance our operations and business strategy. No prediction can be made as to the effect, if any, that future sales or issuance of shares of our common stock or other equity or equity-linked securities will have on the trading price of our common stock.

We may be required to issue a significant number of shares upon conversion of outstanding securities, and we may not have sufficient authorized shares.

          At December 31, 2012, we had outstanding $345 million of Convertible Senior Notes due 2017 and $390 million of Convertible Junior Debentures due 2063. The convertible notes due 2017 are currently convertible into shares of our common stock at a rate of 74.4186 shares per $1,000 principal amount, and the convertible debentures are currently convertible at a rate of 74.0741 shares per $1,000 principal amount. In addition, at such date we had $17.9 million of deferred interest outstanding on the convertible debentures, which amount compounds semi-annually and will increase if we continue to defer interest payments on the convertible debentures. Deferred interest on the convertible debentures is convertible into shares of our common stock at a rate of 97% of the average of the daily volume-weighted average prices per share of our common stock for each of the five consecutive trading days ending on the second trading day immediately prior to the conversion date. For any conversion of the convertible debentures occurring after April 6, 2013, we may, at our option, settle the conversion in cash instead of shares of common stock. The conversion of our convertible securities, including deferred interest, would result in a significant increase in the number of outstanding shares of our common stock, which could adversely affect the trading price of our common stock. In addition, because deferred interest on our convertible debentures is convertible based on the trading price of our common stock, depending on the price of our common stock in the future, the number of shares issuable upon conversion with respect to the deferred interest could exceed the number of shares we have available for issuance. If we do not have sufficient shares to issue upon conversion of our convertible securities, it could result in a breach of our obligations under the indentures governing our convertible securities which, if not remedied, could result in a default under the indentures governing our debt securities.

We are not currently paying dividends and may continue not paying dividends for the foreseeable future.

          In October 2008, our board of directors discontinued payment of dividends on our common stock. Accordingly, no dividends were paid in 2009 through 2012. The payment of future dividends is subject to the discretion of our board of directors and will depend on many factors, including our operating results, financial condition and capital position and the terms of our 9% Convertible

Junior Subordinated Debentures due 2063. Under the terms of these debentures, we may not pay dividends on any date on which accrued interest through the most recent interest payment date has not been paid in full, including during any optional interest deferral period. We have deferred the payment of interest on these debentures since October 1, 2012, and therefore we would need to repay approximately $17.9 million of deferred interest as of December 31, 2012 (which includes $17.5 million of deferred interest scheduled to be paid on October 1, 2012, as well as accrued interest thereon) and any other interest that becomes payable prior to paying any dividends on our common stock.

          We are a holding company and the payment of dividends from our insurance subsidiaries, which prior to raising capital in the public markets in 2008 and 2010 had been the principal source of our cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. In 2009 through 2012, MGIC has not paid any dividends to us. In 2013, MGIC and our other insurance subsidiaries cannot pay any dividends to us without approval from the OCI. In connection with the approval of MIC as an eligible mortgage insurer, Freddie Mac and Fannie Mae have imposed dividend restrictions on MGIC and MIC through December 31, 2013.

Our issuance of the common stock pursuant to this offering and the notes pursuant to the concurrent convertible notes offering might result in an "ownership change" at the time of issuance and is expected to materially increase the risk that we could experience an ownership change in the future. Any ownership change would significantly limit our ability to utilize our net operating losses.

          As of December 31, 2012, we had over $2,400 million of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, an ownership change will occur if there is a cumulative change in our ownership by "5-percent shareholders" (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation's subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.

          We do not expect to experience an ownership change as a result of our issuance of common stock and the issuance of convertible notes pursuant to the concurrent offerings. Nevertheless, the rules regarding the determination of whether an ownership change exists are complicated and are subject to differing interpretations, and it is possible that such issuances might be treated as resulting in an ownership change. Even if (as we believe) there will be no immediate ownership change as a result of such issuances, the issuance of stock pursuant to the conversion feature and the common stock offering will be taken into account in determining the cumulative change in our ownership for Section 382 purposes. As a result, this offering, and potentially the convertible notes offering, materially increase the risk that we could experience an ownership change in the future. While we have adopted a shareholder rights plan to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders' equity.

Provisions in our organizational documents, our rights agreement and state law could delay or prevent a change in control of our company, or cause a change in control of our company to have adverse regulatory consequences, any of which could adversely affect the price of our common stock, and prospective investors should consider the possible consequences of the rights plan before making an investment decision.

          Our amended and restated bylaws contain provisions that could have the effect of discouraging, delaying or making it more difficult for someone to acquire us through a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to our shareholders. These provisions include specifying advance notice procedures for shareholders to nominate candidates for election as members of our board of directors and for shareholders to submit proposals for consideration at shareholders' meetings. In addition, these provisions may make the removal of management more difficult, even in cases where removal would be favorable to the interests of our shareholders.

          Each currently outstanding share of our common stock includes, and each share of our common stock issued in this offering will include, a common share purchase right. The rights are attached to and trade with the shares of common stock and currently are not exercisable. The rights will become exercisable if a person or group acquires, or announces an intention to acquire, the beneficial ownership (as defined in the agreement) of 5% or more of our outstanding common stock, subject to certain exceptions. The rights have some anti-takeover effects and generally will cause substantial dilution to a person or group that attempts to acquire control of us without conditioning the offer on either redemption of the rights or amendment of the rights to prevent this dilution, each of which requires our board's approval. The rights could have the effect of delaying, deferring or preventing a change of control. See "Description of Capital Stock — Common Share Purchase Rights". Prospective investors should consider the possible consequences of the rights before making an investment in our common stock.

          We are subject to the Wisconsin Business Corporation Law, which contains several provisions that could have the effect of discouraging non-negotiated takeover proposals or impeding a business combination. These provisions include:

  •
  requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve business combinations not meeting statutory adequacy of price standards;

  •
  prohibiting some business combinations between us and one of our major shareholders for a period of three years, unless the combination was approved by our board of directors prior to the time the major shareholder became a 10% or greater beneficial owner of shares or under some other circumstances; and

  •
  limiting actions that we can take while a takeover offer for us is being made or after a takeover offer has been publicly announced.

          We are also subject to insurance regulations in Wisconsin and other states in which MGIC is a licensed insurer. Wisconsin's insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the OCI. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which MGIC is a licensed insurer require notification to the state's insurance department a specified time before a person acquires control of us. If such states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated.

If you participate in the offering, you will not be entitled to vote at our upcoming annual meeting of shareholders, but you will be subject to the consequences of matters voted upon at the annual meeting.

          The record date for our annual meeting occurred on March 1, 2013. Because the record date for determining the shareholders of record entitled to vote on matters at the annual meeting occurred prior to delivery of shares of common stock to you pursuant to this offering, you will not be entitled to any voting rights with respect to our common stock at the annual meeting, but will be subject to the consequences of matters voted upon at the annual meeting. For example, we are asking shareholders to approve our rights plan at the annual meeting.

USE OF PROCEEDS

          We estimate that we will receive net proceeds of approximately $              million from our sale of our common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional securities in full, we estimate that we will receive net proceeds of approximately $              million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          We estimate that we will receive net proceeds of approximately $              million from our sale of convertible notes in the convertible notes offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional convertible notes in full, we estimate that we will receive net proceeds of approximately $              million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          We intend to use the net proceeds from this offering and the concurrent convertible notes offering to provide funds for our general corporate purposes, which may include increasing the capital of MGIC and other subsidiaries and improving liquidity by providing funds for debt service.

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2012:

  •
  on an actual basis, and

  •
  on an as adjusted basis, giving effect to the following transactions, after deducting underwriting discounts and commissions and estimated offering expenses for each transaction:

  •
  issuance of the shares of common stock in this offering; and

  •
  issuance of convertible notes in the concurrent convertible notes offering, as described in "Summary — Concurrent Convertible Senior Notes Offering".

          The information set forth below assumes the underwriters do not exercise their option to purchase additional securities in this offering or in the concurrent convertible notes offering. You should read this table in conjunction with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At December 31, 2012
	Actual	As Adjusted
	(In thousands, except per share amounts) (unaudited)
Cash and cash equivalents	$1,027,625	$

Long-term debt:
5.375% senior notes due 2015	$100,118	$
5% convertible senior notes due 2017	345,000
% convertible senior notes due 2020 offered in the concurrent convertible notes offering	—
Unamortized senior notes discount	(208)

Total senior long-term debt	444,910
9% convertible junior subordinated debentures due 2063(1)	379,609

Total long-term debt	824,519

Shareholders' equity:
Common stock, $1 par value, shares authorized 680,000; shares issued 205,047 on an actual basis and shares issued on an as adjusted basis; shares outstanding 202,032 on an actual basis and shares outstanding on an as adjusted basis	205,047
Paid-in capital	1,135,296
Treasury stock (shares at cost, 3,015)	(104,959)
Accumulated other comprehensive loss, net of tax	(48,163)
Retained deficit	(990,281)

Total shareholders' equity	196,940

Total capitalization	$1,021,459	$

(1)
At December 31, 2012 we had $389.5 million of principal amount outstanding on the convertible debentures, with amortized value of $379.6 million reflected as a liability on our consolidated balance sheet with the unamortized discount reflect in equity. At December 31, 2012 we also had $17.9 million of deferred interest (which includes $17.5 million of deferred interest scheduled to be paid on October 1, 2012, as well as accrued interest thereon) outstanding on the convertible debentures, which is included in other liabilities on the consolidated balance sheet.

 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          Our common stock is traded on the New York Stock Exchange under symbol "MTG". The following table shows the high and low sale prices for our common stock as reported on the NYSE.

	High	Low
2011
First Quarter	$11.79	$7.74
Second Quarter	$9.64	$5.41
Third Quarter	$6.82	$1.59
Fourth Quarter	$3.99	$1.51
2012
First Quarter	$5.15	$3.43
Second Quarter	$5.13	$2.14
Third Quarter	$3.08	$0.66
Fourth Quarter	$2.71	$1.42
2013
First Quarter	$4.62	$2.36

          On March 4, 2013, the last sale price of our common stock as reported on the NYSE was $4.18 per share. In October 2008, our board of directors discontinued payment of dividends on our common stock. Accordingly, no dividends were paid in 2011 or 2012 or in the first quarter of 2013.

          The payment of future dividends is subject to the discretion of our board of directors and will depend on many factors, including our operating results, financial condition and capital position and the terms of our 9% Convertible Junior Subordinated Debentures due 2063. Under the terms of these debentures, we may not pay dividends on any date on which accrued interest through the most recent interest payment date has not been paid in full, including during any optional interest deferral period. We have deferred the payment of interest on these debentures since October 1, 2012, and therefore we would need to repay approximately $17.9 million of deferred interest as of December 31, 2012 (which includes $17.5 million of deferred interest scheduled to be paid on October 1, 2012, as well as accrued interest thereon) and any other interest that becomes payable prior to paying any dividends on our common stock.

          We are a holding company and the payment of dividends from our insurance subsidiaries, which prior to raising capital in the public markets in 2008 and 2010 had been the principal source of our cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. In 2009 through 2012, MGIC has not paid any dividends to us. In 2013, MGIC and our other insurance subsidiaries cannot pay any dividends to us without approval from the OCI. In connection with the approval of MIC as an eligible mortgage insurer, Freddie Mac and Fannie Mae have imposed dividend restrictions on MGIC and MIC through December 31, 2013.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

          The following financial information as of and for each of the years in the five-year period ended December 31, 2012 is derived from our audited consolidated financial statements. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes as well as the management's discussion and analysis of financial condition and results of operations, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find Additional Information" in the accompanying prospectus.

	Year Ended December 31,
	2012	2011	2010	2009	2008
Summary of Operations (in thousands, except per share information)
Revenues:
Net premiums written	$1,017,832	$1,064,380	$1,101,795	$1,243,027	$1,466,047

Net premiums earned	$1,033,170	$1,123,835	$1,168,747	$1,302,341	$1,393,180
Investment income, net	121,640	201,270	247,253	304,678	308,517
Realized investment gains (losses), net, including net impairment losses	195,409	142,715	92,937	51,934	(12,486)
Other revenue	28,145	36,459	11,588	49,573	32,315

Total revenues	1,378,364	1,504,279	1,520,525	1,708,526	1,721,526

Losses and expenses:
Losses incurred, net	2,067,253	1,714,707	1,607,541	3,379,444	3,071,501
Change in premium deficiency reserve	(61,036)	(44,150)	(51,347)	(261,150)	(756,505)
Underwriting and other expenses	201,447	214,750	225,142	239,612	271,314
Reinsurance fee	—	—	—	26,407	1,781
Interest expense	99,344	103,271	98,589	89,266	81,074

Total losses and expenses	2,307,008	1,988,578	1,879,925	3,473,579	2,669,165

Loss before tax and joint ventures	(928,644)	(484,299)	(359,400)	(1,765,053)	(947,639)
(Benefit from) provision for income tax	(1,565)	1,593	4,335	(442,776)	(397,798)
Income from joint ventures, net of tax(1)	—	—	—	—	24,486

Net loss	$(927,079)	$(485,892)	$(363,735)	$(1,322,277)	$(525,355)

Weighted average common shares outstanding	201,892	201,019	176,406	124,209	113,962

Diluted loss per share	$(4.59)	$(2.42)	$(2.06)	$(10.65)	$(4.61)

Dividends per share	$—	$—	$—	$—	$0.0.75

	Year Ended December 31,
	2012	2011	2010	2009	2008
Balance Sheet Data (at year-end) (in thousands, except per share information):
Total investments	$4,230,275	$5,823,647	$7,458,282	$7,254,465	$7,045,536
Cash and cash equivalents	1,027,625	995,799	1,304,154	1,185,739	1,097,334
Total assets	5,574,324	7,216,230	9,333,642	9,404,419	9,146,734
Loss reserves	4,056,843	4,557,512	5,884,171	6,704,990	4,775,552
Premium deficiency reserves	73,781	134,817	178,967	193,186	454,336
Short- and long-term debt	99,910	170,515	376,329	377,098	698,446
Convertible senior notes	345,000	345,000	345,000	—	—
Convertible junior debentures	379,609	344,422	315,626	291,785	272,465
Shareholders' equity	196,940	1,196,815	1,669,055	1,302,581	2,434,233
Book value per share	0.97	5.95	8.33	10.41	19.46
New insurance written (in millions)
Primary insurance	$24,125	$14,234	$12,257	$19,942	$48,230
Primary risk	5,949	3,525	2,944	4,149	11,669
Pool risk	—	—	—	4	145
Insurance in force (at year-end) (in millions):
Direct primary insurance	162,082	172,873	191,250	212,182	226,955
Direct primary risk	41,735	44,462	48,979	54,343	58,981
Direct pool risk
With aggregate loss limits	439	674	1,154	1,478	1,752
Without aggregate loss limits	879	1,177	1,532	1,951	2,521
Primary loans in default ratios:
Policies in force	1,006,346	1,090,086	1,228,315	1,360,456	1,472,757
Loans in default	139,845	175,639	214,724	250,440	182,188
Percentage of loans in default	13.90%	16.11%	17.48%	18.41%	12.37%
Percentage of loans in default — bulk	32.10%	35.33%	37.36%	40.87%	32.64%
Insurance operating ratios (GAAP)(2):
Loss ratio	200.1%	152.6%	137.5%	259.5%	220.4%
Underwriting expense ratio	15.2%	16.0%	16.3%	15.1%	14.2%

Combined ratio	215.3%	168.6%	153.8%	274.6%	234.6%

Risk-to-capital ratio (statutory basis)
MGIC	44.7:1	20.3:1	19.8:1	19.4:1	12.9:1
MIC	1.2:1	—	—	—	—
Combined insurance companies	47.8:1	22.2:1	23.2:1	22.1:1	14.7:1

(1)
For many years ending in 2008, we had a significant investment in a less than majority owned joint venture, Sherman Financial Group LLC, or "Sherman". In August 2008, we sold our entire interest in Sherman to Sherman. Beginning in the fourth quarter of 2008, our results of operations are no longer affected by any joint venture results.

(2)
The loss ratio is the ratio, expressed as a percentage, of the sum of incurred losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio, expressed as a percentage, of the combined insurance operations underwriting expenses to net premiums written.

DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus supplement is a part and incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

General

          Our authorized capital stock consists of 680,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of March 4, 2013, 202,758,169 shares of our common stock were outstanding. As of the date of this prospectus supplement, no shares of our preferred stock were outstanding.

Common Stock

          All of our issued and outstanding shares are, and the shares to be issued pursuant to this prospectus supplement will be, fully paid and nonassessable.

          We are a holding company and our principal source of cash is dividends from MGIC. Under applicable state insurance law, the amount of cash dividends and other distributions that can be paid from MGIC may be restricted. See "Price Range of Common Stock and Dividend Policy". The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available for dividends. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

          Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of our common stock will be entitled to vote for the election of members of our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Please see "Statutory Provisions — Control Share Voting Restrictions". Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

          All shares of our common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Holders of our common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

Common Share Purchase Rights

          On July 22, 1999, our board of directors declared a dividend of one common share purchase right for each outstanding share of common stock. The shareholder rights plan, as amended and restated through March 4, 2013 under which the rights were issued, each right entitles the registered holder to purchase from us one-half of one common share for $14.00 per full common share (equivalent to $1.40 for each one-tenth of a share), subject to adjustment.

          Until the earlier to occur of (1) 10 days after the public announcement, or our board of directors concluding, that a person or group has become an acquiring person or (2) 10 business days (or such later date as our board of directors shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person (the earlier of such dates being called the "distribution date"), the rights will be evidenced by common stock certificates. An "acquiring person" is any person that becomes a beneficial owner of 5% or more of our common stock. The rights are not exercisable until the distribution date.

          If there is a distribution date, then each right, subject to certain limitations, will entitle its holder to purchase, for $14.00, common shares with a market value of $28.00, based on the market price of the common shares prior to the distribution. The rights will expire on August 1, 2015, subject to extension; however, if our shareholders do not approve the rights agreement at our annual meeting of shareholders scheduled to occur on April 25, 2013, our board of directors intends to redeem the rights or otherwise render them ineffective promptly after the certification of the vote. If you acquire shares of common stock upon conversion of notes acquired in this offering, you will not be able to vote those shares at the 2013 annual meeting because the March 1, 2013 record date for the meeting has passed. The rights are redeemable at a price of $0.001 per right at any time prior to the time a person becomes an acquiring person. Our board of directors may amend the rights in any respect without the consent of the holders of the rights.

          See "Risk Factors — Risks Related to Our Common Stock — Provisions in our organizational documents, our rights agreement and state law could delay or prevent a change in control of our company, or cause a change in control of our company to have adverse regulatory consequences, any of which could adversely affect the price of our common stock, and prospective investors should consider the possible consequences of the shareholder rights plan before making an investment decision".

Preferred Stock

          Shares of our preferred stock may be issued with such designations, preferences, limitations and relative rights as our board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. In connection with the amendment of our articles of incorporation that authorized preferred stock, our board of directors and management represented that they will not issue, without prior shareholder approval, preferred stock (1) for any defensive or anti-takeover purpose, (2) to implement any shareholder rights plan, or (3) with features intended to make any attempted acquisition of our company more difficult or costly. No preferred stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

          If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

  •
  the series, the number of shares offered and the liquidation value of the preferred stock;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  •
  the liquidation preference of the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

          It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; and

  •
  delaying or preventing a change in control of our company.

Statutory Provisions

          Business Combination Statute.    Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a "resident domestic corporation" and an "interested shareholder". A business combination is defined to include any of the following transactions:

  •
  a merger or share exchange;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the resident domestic corporation or 10% of its consolidated earning power or income;

  •
  the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

  •
  the adoption of a plan of liquidation or dissolution; or

  •
  certain other transactions involving an interested shareholder.

          A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act of 1934 and that, as of the relevant date, satisfies any of the following:

  •
  its principal offices are located in Wisconsin;

  •
  it has significant business operations located in Wisconsin;

  •
  more than 10% of the holders of record of its shares are residents of Wisconsin; or

  •
  more than 10% of its shares are held of record by residents of Wisconsin.

          We are a resident domestic corporation for purposes of these statutory provisions.

          An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% of the voting power of its then outstanding voting stock within the last three years.

          Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

  •
  our board of directors approved the acquisition of the stock prior to such shareholder's acquisition date;

  •
  the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

  •
  the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

          Fair Price Statute.    The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as us require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder" for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation's stock and at least two-thirds of the voting power of its stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

  •
  the aggregate value of the per share consideration is equal to the highest of:

  •
  the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

  •
  the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

  •
  the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

  •
  either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

          Control Share Voting Restrictions.    Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Our articles do not provide otherwise.

          Defensive Action Restrictions.    Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

  •
  acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

  •
  sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

          We currently have more than three independent directors. The foregoing restrictions may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over market price.

          Insurance Regulations.    Wisconsin's insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the OCI. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which MGIC and MIC are licensed insurers require notification to the state's insurance department a specified time before a person acquires control of us. If such states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

          The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock by non-U.S. holders (as defined below) that acquire our common stock for cash pursuant to this offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences described below. In addition, this discussion does not address any state, local, or foreign tax consequences.

          This summary deals only with persons who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, brokers or dealers in securities or currencies, traders in securities that elect to mark to market, "controlled foreign corporations", "passive foreign investment companies", corporations that accumulate earnings to avoid U.S. federal income tax, persons holding shares of our common stock as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, or persons who received shares in connection with the performance of services. In the case of any non-U.S. holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

          For purposes of this summary, a "non-U.S. holder" is a beneficial owner of our common stock (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity") that is not, for U.S. federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) that is created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code ("United States persons"), or (B) that has made a valid election under applicable Treasury regulations to be treated as a United States person.

          If an entity classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" is a holder of our common stock, the U.S. federal income tax treatment of a member of the entity will depend on the status of the members and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, is not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity" and that owns shares of our common stock, and any members of such an entity, should consult their tax advisors.

Distributions

          Distributions on shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent such distributions are made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution paid to a non-U.S. holder on a share of our common stock exceeds our current and accumulated earnings and profits attributable to that share of common stock, the excess will be treated as a tax-free return of capital, up to such holder's adjusted tax basis in that share of common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in "Sale, Exchange, or Other Taxable Disposition".

          Any dividends paid to a non-U.S. holder with respect to shares of our common stock will be subject to U.S. federal income tax and withholding at a 30% rate (or lower applicable income tax treaty rate) if the dividends are not effectively connected with the conduct of a trade or business (or, if an applicable United States income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the non-U.S. Holder.

          Any dividends that are received by a non-U.S. holder and that are effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, are attributable to a permanent establishment maintained) within the United States by the non-U.S. holder will be subject to U.S. federal income tax at regular graduated rates, and (if the non-U.S. holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. Such effectively connected income will not be subject to U.S. federal income tax withholding, however, if the non-U.S. holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to us or to the person who otherwise would be required to withhold U.S. tax.

          Any portion of a distribution on shares of our common stock that is made to a non-U.S. holder and that is in excess of our current and accumulated earnings and profits may be subject to U.S. federal income tax withholding, regardless of whether such portion is subject to U.S. federal income tax in the hands of the non-U.S. holder. A non-U.S. holder may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

          A non-U.S. holder that wishes to claim the benefit of an applicable treaty rate with respect to dividends on shares of common stock is required to satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. federal income tax pursuant to an applicable income tax treaty may obtain a refund of any excess withheld amounts by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Other Taxable Disposition

          Subject to the discussion below regarding information reporting and backup withholding, any gain recognized by a non-U.S. holder upon a sale, exchange, or other taxable disposition of our common stock, and any portion of a distribution that is treated as a capital gain as described above in "Distributions", will not be subject to U.S. federal income tax unless:

  (1)
  the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the non-U.S. holder;

  (2)
  in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met; or

  (3)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes, and such non-U.S. holder held more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that such non-U.S. holder held our common stock.

          In the case of a non-U.S. holder described in clause (1) above, any such gain will be subject to U.S. federal income tax at regular graduated rates, and (if the non-U.S. holder is classified as a corporation for U.S. federal income tax purposes) may also be subject to a U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments. However, any such gain that is recognized by a non-U.S. holder described in clause (1) above will not be subject to U.S. federal income tax withholding, provided that in the case of a distribution that is treated as a capital gain as described above in "Distributions", the non-U.S. holder furnishes a properly completed IRS Form W-8ECI to us or to the person who otherwise would be required to withhold U.S. tax.

          An individual non-U.S. holder described in clause (2) above will be subject to a flat 30% tax on such gain, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

          We believe that we have never been a United States real property holding corporation during the five years preceding the date of this prospectus supplement, and we do not anticipate that we will become a United States real property holding corporation. No assurances can be provided in this regard, however.

Foreign Account Tax Compliance

          Under the Hiring Incentives to Restore Employment Act (the "HIRE Act"), U.S. withholding taxes generally will be imposed on certain types of payments made after December 31, 2012 to "foreign financial institutions" and to certain other non-U.S. entities. This withholding tax generally will be imposed at a 30% rate on certain payments of dividends on, or gross proceeds from the sale or other disposition of, shares issued by a United States person if the payments are made to a foreign financial institution, unless the foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent the financial institution from complying with these reporting and other requirements. In addition, the legislation generally imposes a 30% withholding tax on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial United States owners or the entity furnishes identifying information regarding each substantial United States owner.

          Despite the December 31, 2012 date set forth in the HIRE Act, the IRS has issued regulations which provide that the withholding tax on dividends will not be imposed with respect to payments made prior to January 1, 2014, and that the withholding tax on gross proceeds from a disposition of shares will not be imposed with respect to payments made prior to January 1, 2017.

Information Reporting and Backup Withholding

          The amount of any dividends paid to a non-U.S. holder with respect to shares of our common stock, and the amount of any tax withheld, generally must be reported to the IRS and to the non-U.S. holder, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides.

          Any dividends paid to a non-U.S. holder with respect to shares of our common stock generally will not be subject to backup withholding, provided that the non-U.S. holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption.

          The payment to a non-U.S. holder of the proceeds of a disposition of a share of our common stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the non-U.S. holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a share of our common stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a share of our common stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

          Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the U.S. federal income tax liability of the non-U.S. holder, and may entitle the non-U.S. holder to a refund if the required information is furnished to the IRS in a timely manner.

Federal Estate Tax

          Any shares of our common stock that are owned (or treated as owned) by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for U.S. federal estate tax purposes, and therefore may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from us. The underwriters may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Our directors and executive officers may purchase shares offered in this offering at the initial price to public indicated on the cover of this prospectus supplement. The underwriters will not receive any discount on any shares purchased by our directors or executive officers. The per share underwriting discount reflected in the table above are based upon the discount received by the underwriters for shares of common stock, other than the                          shares of common stock to be purchased by such directors and officers. The total underwriting discount reflects the fact that the underwriters will not receive any discount on the shares purchased by such directors and officers.

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          We, our executive officers and our directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. With respect to us, the foregoing restrictions shall not apply to issuances of shares of common stock or options to purchase shares of common stock, or shares of common stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement existing on the date of this prospectus supplement, or upon the conversion of the convertible notes to be issued in the concurrent convertible notes offering or convertible securities outstanding on the date of this prospectus supplement. With respect to our executive officers and directors, the foregoing restrictions shall not apply to the transfer of any or all of the shares of common stock owned by such person, either during his lifetime or on death, by gift, will or intestate succession, provided the transferee agrees to hold the shares of common stock subject to the restrictions applicable to the transferor described above.

          In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

          Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

          Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers securities or has in its possession or distributes the prospectus or any other material.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of the shares may not be made to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the several underwriters; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of the shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          We have not authorized and do not authorize the making of any offer of the shares through any financial intermediary, other than offers made by the underwriters with a view to underwriting the shares as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of shares, other than the underwriters, is authorized to make any further offer of shares on behalf of us or the underwriters.

United Kingdom

          Each underwriter has represented and agreed that, in connection with the distribution of the shares,

  (a)
  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA") with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and

  (b)
  it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of such shares in circumstances in which Section 21(1) of the FSMA does not apply to us.

Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Information

          We estimate that our share of the total expenses of the offering and the concurrent convertible notes offering, excluding underwriting discounts and commissions, will be approximately $800,000.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, the underwriters are acting as underwriters in our concurrent convertible notes offering for which they will receive customary underwriting discounts and commissions.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of us.

 LEGAL MATTERS

          Foley & Lardner LLP, Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering. Mayer Brown LLP, Chicago, Illinois, will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS

          The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

MGIC INVESTMENT CORPORATION

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

          We may offer these securities in amounts, at prices and on terms determined at the time of offering.

          Each time securities are sold using this prospectus, we will provide a supplement to this prospectus and possibly other offering material containing specific information about the offering and the terms of the securities being sold, including the offering price. The supplement or other offering material may add, update or change information contained in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol "MTG."

          We may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continued or a delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

          You should read this prospectus, any supplement and any other offering material carefully before you invest.

          See "Risk Factors" in the accompanying prospectus supplement or other offering material or in such other document we refer you to in the accompanying prospectus supplement or other offering material for a discussion of certain risks that prospective investors should consider before investing in our securities.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2010.

Limitations on Ownership of our Voting Securities

          MGIC Investment Corporation owns, Mortgage Guaranty Insurance Corporation and MGIC Indemnity Corporation, both of which are insurance companies domiciled in Wisconsin. Wisconsin's insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the Office of the Commissioner of Insurance of Wisconsin. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which Mortgage Guaranty Insurance Corporation and MGIC Indemnity Corporation are licensed insurers require notification to the state's insurance department a specified time before a person acquires control of us. If regulators in these states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated. Accordingly, any investor that may through its ownership, and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor, of common stock or other securities that are considered to be voting securities be deemed to own 10% of MGIC Investment Corporation's common stock, should consult with its legal advisors to ensure that it complies with applicable requirements of applicable law.

i

ii

ABOUT THIS PROSPECTUS

          Unless the context otherwise requires, references in this prospectus to "our company," "we," "us," "our" or "ours" refer to MGIC Investment Corporation and its consolidated subsidiaries, and references to "MGIC" mean our primary insurance subsidiary, Mortgage Guaranty Insurance Corporation. Credit-Based Asset Servicing and Securitization LLC, or C-BASS, and our other less than majority-owned joint ventures and investments are not consolidated with us for financial reporting purposes, are not our subsidiaries and are not included in the terms "our company," "we," "us," "our" and "ours" and other similar terms. The description of our business in this prospectus generally does not apply to our international operations which began in 2007, were conducted only in Australia (we are not currently writing any new insurance in Australia), and are immaterial.

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of those securities. Each time we offer securities, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that offering. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material, together with additional information described under the heading "Where You Can Find More Information."

          You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any other offering material. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or soliciting offers to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

          We are a holding company and through wholly owned subsidiaries we are the leading provider of private mortgage insurance in the United States. In 2009, our net premiums written exceeded $1.2 billion and our new insurance written was $19.9 billion. As of December 31, 2009, our insurance in force was $212.2 billion and our risk in force was $54.3 billion. As of December 31, 2009, our principal subsidiary, MGIC, was licensed in all 50 states of the United States, the District of Columbia, Puerto Rico and Guam. Through December 31, 2009, MGIC wrote all of our new insurance throughout the United States. However, in 2010 we expect our subsidiary, MGIC Indemnity Corporation, to begin writing new insurance in jurisdictions where MGIC does not meet minimum capital requirements and does not obtain a waiver of those requirements. In addition to mortgage insurance on first liens, we, through our subsidiaries, provide lenders with various underwriting and other services and products related to home mortgage lending.

          We are a Wisconsin corporation. Our principal office is located at MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, and our telephone number is 414-347-6480.

 USE OF PROCEEDS

          Unless otherwise described in an applicable prospectus supplement or other offering material, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, repurchasing or redeeming existing debt, increasing the capital of MGIC in order to enable it to expand the volume of its new business and for our general corporate purposes. Pending such use, we may temporarily invest the net proceeds in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2009	2008	2007	2006	2005
Ratios of earnings to fixed charges	(1)	(1)	(1)	16.7	18.9

(1)
Total earnings were insufficient to cover fixed charges by $1.8 billion, $925.4 million and $2.2 billion in 2009, 2008 and 2007, respectively. Total losses for 2009 included an approximately $1.8 billion increase in net loss reserves. Total losses for 2008 included an approximately $1.9 billion increase in net loss reserves. Total losses for 2007 included an approximately $1.5 billion increase in net loss reserves and approximately $1.2 billion associated with establishing a premium deficiency reserve on our Wall Street bulk transactions. The loss before taxes and equity investees for 2007 excludes a $466 million impairment of our entire interests in C-BASS.

          For purposes of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

          We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

DESCRIPTION OF DEBT SECURITIES

          We may issue senior or subordinated debt securities, which we collectively refer to as "debt securities." The following describes general terms that apply to the debt securities. We will describe the particular terms of any debt securities more specifically in a prospectus supplement and, where applicable, pricing supplement or other offering material relating to those debt securities.

          We will issue the senior debt securities under an indenture between us and U.S. Bank National Association, as trustee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. We will issue the subordinated debt securities under a subordinated indenture entered into between us and a trustee that will substantially be in the form which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus.

          We summarize below selected provisions of the indentures. Since this is only a summary, it does not contain all of the information that may be important to you. Unless the parenthetical section references in this prospectus identify either the senior indenture or the subordinated indenture, the references are to sections of both of the indentures. We encourage you to read the indentures.

General

          Neither indenture limits the aggregate principal amount of debt securities which we may issue and both provide that we may issue debt securities thereunder from time to time in one or more series. (Section 3.1). The senior indenture does not limit the amount of other indebtedness or debt securities, other than some secured indebtedness as described below, which we or our subsidiaries may issue. The subordinated indenture does not limit the amount of other indebtedness or debt securities, which we or our subsidiaries may issue. Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series. (Section 3.1).

          Unless we otherwise provide in an applicable prospectus supplement or other offering material, the senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless we otherwise provide in an applicable prospectus supplement or other offering material, the subordinated debt securities will rank as set forth in the section titled "Subordination" below.

          We are a holding company and we conduct our operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Our principal source of cash is dividends from MGIC. Wisconsin insurance regulations restrict the amount of dividends that may be paid by MGIC and our other insurance subsidiaries without the consent of the regulator. One of the dividend restrictions is based on statutory policyholders' surplus, which is computed under statutory accounting principles. We discuss these dividend restrictions and differences between statutory accounting principles and general accepted accounting principles in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10-K, which is one of the documents we hereby incorporate by reference. See "Where You Can Find More Information."

          Contractual provisions, insurance and other laws and regulations, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain the cash required to pay our obligations, including payments on our debt securities. The debt securities will be effectively subordinated to the obligations of our subsidiaries, including claims with respect to insured policies. This means that holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

          Terms.    We will describe in a prospectus supplement or other offering material the following terms of the debt securities offered by that supplement or material:

  •
  the title of the debt securities and the series in which those debt securities are included;

  •
  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

  •
  the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

  •
  the date or dates on which we must pay principal;

  •
  the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

  •
  the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

  •
  the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

  •
  the terms and conditions on which we may, or may be required to, redeem the debt securities;

  •
  the terms and conditions of any sinking fund;

  •
  if other than denominations of $1,000 and integral multiples thereof, the denominations in which we may issue the debt securities;

  •
  the amount we will pay if the maturity of the debt securities is accelerated;

  •
  whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

  •
  any addition to or changes in the events of default or covenants that apply to the debt securities;

  •
  whether the debt securities will be defeasible; and

  •
  any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities. (Section 3.1).

          Payments.    Unless we state otherwise in an applicable prospectus supplement or other offering material, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose, initially the corporate trust office of the trustee. We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. We will pay interest on debt securities issued in registered form on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment date. We will name in an applicable prospectus supplement or other offering material all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable. (Sections 3.7 and 10.2).

          Registration, Transfer and Exchange.    Unless we state otherwise in an applicable prospectus supplement or other offering material, holders of debt securities may present debt securities for transfer or exchange debt securities for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount at the office or agency we maintain for that purpose. That office will initially be the corporate trust office of the trustee. The debt securities must be duly endorsed or accompanied by a written instrument of transfer if we or the security registrar so require. We will not require any service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or other expenses payable in connection with the transfer or exchange. We will not be required to issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of such mailing or register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. Unless we state otherwise in the applicable prospectus supplement, the trustee will be the initial security registrar for each series of debt securities. (Section 3.5). We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable. (Section 10.2).

          Denominations; Global Securities.    Unless we state otherwise in an applicable prospectus supplement or other offering material, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. (Section 3.2). The debt securities may be represented in whole or in part by one or more global debt securities. We will register each global security in the name of a depositary or its nominee. The global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below.

          Limited Restrictions on Additional Indebtedness.    Unless we state otherwise in an applicable prospectus supplement or other offering material, and other than as described below under " — Limitation on Liens on Stock of Designated Subsidiaries in the Senior Indenture," neither indenture limits our ability to incur debt or give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us.

Certain Restrictions in the Senior Indenture

          For purposes of the lien limitation and sales of capital stock restrictions described below and this definition, a "subsidiary" is an entity of which more than 50% of the interests entitled to vote in the election of directors or managers is owned by any combination of us and our subsidiaries.

          Limitations on Liens on Stock of Designated Subsidiaries in the Senior Indenture.    Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the capital stock of any designated subsidiary unless the senior debt securities (and, if we so elect, any other indebtedness of ours that is not subordinate to the senior debt securities and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security) are secured equally and ratably with this indebtedness for at least the time period this other indebtedness is so secured. (Section 10.5).

          "Designated subsidiary" means any present or future consolidated subsidiary of ours, the consolidated shareholder's equity of which constitutes at least 15% of our consolidated shareholders' equity. As of December 31, 2009, our designated subsidiaries were MGIC and MGIC Indemnity Corporation.

          "Indebtedness" means, with respect to any person, for purposes of this covenant:

  •
  the principal of and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

  •
  all capitalized lease obligations of that person;

  •
  all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement;

  •
  all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to some letters of credit securing obligations entered into in the ordinary course of business);

  •
  all obligations of the type referred to above of other persons and all dividends of other persons of which, that person is responsible or liable as obligor, guarantor or otherwise;

  •
  all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person, the amount of this obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

  •
  any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above. (Section 1.1).

          Limitations on Sales of Capital Stock of Designated Subsidiaries in the Senior Indenture.    Under the senior indenture, neither we nor any of our designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a designated subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless we dispose of the entire capital stock of the designated subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of the capital stock. (Section 10.6).

Consolidation, Merger and Sale of Assets

          We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us, unless:

  •
  if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States or any state and assumes our obligations under the debt securities;

  •
  immediately after the transaction, no event of default occurs and continues; and

  •
  we meet other conditions specified in the indenture. (Section 8.1).

Modification and Waiver

          We and the applicable trustee may modify and amend an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under that indenture. However, without the consent of each holder, we cannot modify or amend the applicable indenture in a way that would:

  •
  change the stated maturity of the principal of, or any premium or installment of interest on or payment of any additional amounts under, any debt security;

  •
  reduce the principal amount of, or the interest rate on, any debt security;

  •
  reduce the principal payable upon acceleration, or provable in bankruptcy, of any debt security issued with original issue discount;

  •
  change the redemption provisions or adversely affect the right of prepayment of any debt security;

  •
  change the place or currency of payment of principal or interest on any debt security;

  •
  impair the right to sue to enforce any payment on any debt security after it is due;

  •
  reduce the percentage in principal amount of outstanding debt securities necessary to modify or amend the indenture, to waive compliance with some requirements of the indenture or some defaults or reduce the quorum requirements of meetings of holders of debt securities;

  •
  modify the provisions of the indenture summarized in this paragraph; or

  •
  make any changes that adversely affects the rights to convert or exchange any debt securities. (Section 9.2).

          The holders of a majority in aggregate principal amount of outstanding debt securities of any series may waive our compliance with some restrictive covenants of the applicable indenture with respect to the outstanding debt securities of that series. (Section 10.8 of the senior indenture and Section 10.6 of the subordinated indenture). The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture with respect to outstanding debt securities of that series. This waiver will be binding on all holders of debt securities of that series. However, these holders may not waive a default in the payment of principal or of premium or interest on any debt security of that series or in respect of a provision of the applicable indenture that cannot be modified or amended without each holder's consent. (Sections 5.8 and 5.13).

Events of Default

          Each of the following will be an event of default with respect to a series of debt securities:

  •
  default for 30 days in the payment of any interest on any debt security of that series;

  •
  default in the payment of principal or any premium on any debt security of that series;

  •
  default in the deposit of any sinking fund payment with respect to that series;

  •
  default in the performance of any other covenant or warranty in the applicable indenture or the securities of that series that continues for 60 days after written notice of such default by the trustee or holders of at least 25% of the outstanding principal amount of that series; and

  •
  specified events in bankruptcy, insolvency or reorganization. (Section 5.1).

          In addition, under the senior indenture, a failure to pay when due at maturity or a default that results in the acceleration of maturity of any other debt of ours or our designated subsidiaries in an aggregate amount of $40 million or more is also an event of default, unless the acceleration is rescinded, stayed or annulled, or, in the case of debt we are contesting in good faith, we set aside a bond, letter of credit, escrow deposit or other cash equivalent sufficient to discharge the debt within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in principal amount of the outstanding debt securities of the series in default. (Section 5.1 of the senior indenture).

          We are required to furnish the trustee annually a statement as to our fulfillment of our obligations under the applicable indenture. (Section 10.9 of the senior indenture and Section 10.7 of the subordinated indenture). The trustee may withhold notice of any default to the holders of debt securities of any series, except a default on principal or interest payments on debt securities of that series, if it considers it in the interest of the holders to do so. (Section 6.3).

          If an event of default occurs and continues, then either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of the series in default may declare the principal amount immediately due and payable by written notice to us and, if given by the holders, to the trustee. Upon any declaration of default, the principal amount will become immediately due and payable. However, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 5.2).

          Except for some duties in case of an event of default, the trustee is not required to exercise any of its rights or powers at the request or direction of any of the holders unless the holders offer the trustee reasonable security or indemnity. (Section 6.2). If the holders provide this security or indemnity, then the holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or powers conferred on the trustee with respect to the debt securities of that series. (Section 5.12).

          No holder of a debt security may bring any lawsuit or other proceeding with respect to the applicable indenture or for any remedy under the indenture unless the holder first gives the trustee written notice of a continuing event of default, the holders of at least 25% in principal amount of the outstanding debt securities of the series in default give the trustee a written request to bring the proceeding and offer the trustee reasonable security or indemnity and the trustee fails to institute the proceeding for 60 days after the written request and has not received from holders of a majority in principal amount of the outstanding debt securities of the series in default a direction inconsistent with that request. (Section 5.7). However, the holder of any debt security has the absolute right to receive payment of the principal of and any premium or interest on the debt security on or after the stated due dates and to take any action to enforce any payment of principal of and any interest on the debt security. (Section 5.8).

Discharge, Defeasance and Covenant Defeasance

          We may discharge some obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable, will become due and payable within one year or are scheduled for redemption within one year by depositing with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities are payable in an amount sufficient to pay the principal and any premium, interest and additional amounts on the debt securities to the date of deposit, if the debt securities have become due and payable, or to the maturity date, as the case may be. (Section 4.1).

          Unless we state in the applicable prospectus supplement or other offering material that the following provisions do not apply to the debt securities of that series, we may elect either:

  •
  to defease and be discharged from all obligations with respect to the debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of some events of taxation, assessment or governmental charge with respect to payments on the debt securities and other obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust, also referred to as defeasance; or

  •
  to be released from our obligations under the applicable indenture with respect to the debt securities under some covenants as we describe in the prospectus supplement or other offering material, and our failure to comply with these obligations will not constitute an event of default with respect to the debt securities, also referred to as covenant defeasance. (Section 4.2).

          If we make either election, then the subordinated indenture's provisions relating to subordination will cease to be effective.

          Defeasance or covenant defeasance is conditioned on our irrevocable deposit with the trustee, in trust, of an amount in cash or government securities, or both, sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, the debt securities on the scheduled due dates. (Section 4.2).

          Such a trust may be established for senior debt securities only if, among other things:

  •
  the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other material agreement or instrument to which we are a party or by which we are bound;

  •
  no event of default, or event which with notice or lapse of time would become an event of default, has occurred and continues on the date the trust is established and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

  •
  we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. This opinion, in the case of defeasance, must refer to and be based upon a letter ruling we have received from the Internal Revenue Service, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture. (Section 4.2).

          Such a trust may be established for subordinated debt securities only if, among other things, all of the foregoing has been met and, in addition:

  •
  no default in the payment of any principal of or premium or interest on any senior indebtedness has occurred and continues;

  •
  no event of default with respect to any senior indebtedness has resulted in such indebtedness becoming due and payable prior to the date on which it would otherwise have become due and payable; and

  •
  no other event of default with respect to any senior indebtedness has occurred and continues, permitting the holders of such senior indebtedness, or a trustee on behalf of such holders, to declare the senior indebtedness due and payable prior to the date on which it would otherwise have become due and payable. (Section 4.2 of the subordinated indenture).

Governing Law

          The indentures and the debt securities are governed by and will be interpreted under the laws of the State of New York. (Section 1.13).

Information Concerning the Trustee

          Subject to the provisions of the Trust Indenture Act of 1939, the trustee is under no obligation to exercise any of the powers vested in it by the applicable indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. (Section 6.2).

          U.S. Bank National Association, the trustee under the senior indenture, is one of the lenders under our bank credit facility, U.S. Bank is a customer of MGIC and we maintain other relationships with U.S. Bank.

Subordination

          The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate to the prior indefeasible payment in full in cash of all senior indebtedness. (Section 16.2 of the subordinated indenture).

          The term "senior indebtedness" is defined as:

  •
  all of our indebtedness, whether outstanding on the date of the issuance of the subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, bond, indenture or similar instrument (such indebtedness in this definition is referred to as "Indebtedness");

  •
  all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;

  •
  all of our reimbursement obligations with respect to any letter of credit, banker's acceptance, security purchase facility or similar credit transactions;

  •
  all of our conditional sales agreements or agreements or obligations to pay deferred purchase prices, other than in the ordinary course of business;

  •
  all of our obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect against fluctuations in interest rates or foreign exchange rates;

  •
  all obligations of the types referred to in the clauses above of another person, the payment of which we are responsible or liable for as obligor, guarantor or otherwise; and

  •
  amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

unless the instrument creating or evidencing these obligations provides that these obligations are not senior or prior in right of payment to the subordinated debt securities. Notwithstanding anything to the contrary in the foregoing, "senior indebtedness" will not include:

  •
  trade accounts payable or indebtedness incurred for the purchase of goods, materials or property in the ordinary course of business, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business,

  •
  any indebtedness which by its terms is expressly made pari passu with or subordinated to the subordinated debt securities,

  •
  obligations that we owe to our subsidiaries,

  •
  the Indebtedness of ours that is the 9% Convertible Junior Subordinated Debentures issued under the indenture dated as of March 28, 2008, as the same may be amended or modified from time to time, or

  •
  any of our Indebtedness (and any accrued and unpaid interest in respect of such Indebtedness) which by its terms is subordinate or junior in right of payment and similar matters to any other Indebtedness of ours unless such Indebtedness is expressly made senior to the subordinated debt securities (in which event such Indebtedness shall be "senior indebtedness" with the same effect as if expressly listed above); for the avoidance of doubt, it is understood that any Indebtedness that is subordinate or junior in right of payment and similar matters to any other Indebtedness of our but is not expressly made senior to the subordinated debt securities shall be parri passu with the subordinated debt securities.

          The prospectus supplement or other offering material relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings; and

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to any senior indebtedness, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities.

          The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the applicable prospectus supplement or other offering material will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

          The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the subordinated debt securities as described under "Discharge, Defeasance and Covenant Defeasance."

DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Because this is only a summary it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation, by-laws and rights agreement, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See "Where You Can Find More Information."

General

          Our authorized capital stock consists of 460,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. We will disclose in an applicable prospectus supplement and/or offering material the number of shares of our common stock then outstanding. As of the date of this prospectus, 125,561,696 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

          All of our issued and outstanding shares are, and the shares to be issued pursuant to this prospectus will be, fully paid and nonassessable.

          We are a holding company and our principal source of cash is dividends from MGIC. Under applicable state insurance law, the amount of cash dividends and other distributions that can be paid from MGIC may be restricted. We describe these restrictions in general terms in the note to our consolidated financial statements that discusses dividend restrictions. We also discuss in this note the differences between generally accepted accounting principles and statutory insurance accounting principles. One of the insurance law dividend restriction tests is based on statutory policyholders' surplus, which is computed under statutory accounting principles by counting items as liabilities that are not counted as liabilities under generally accepted accounting principles. We discuss these restrictions and differences in the notes to our consolidated financial statements included in our most recent Annual Report on Form 10-K, which is one of the documents we incorporate by reference into this prospectus. See "Where You Can Find More Information." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. Also, because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

          Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of our common stock will be entitled to vote for the election of members of our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Please see "Certain Statutory Provisions — Control Share Voting Restrictions." Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

          All shares of our common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Holders of our common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

Common Share Purchase Rights

          On July 22, 1999, our Board of Directors declared a dividend of one common share purchase right for each outstanding share of common stock. Giving effect to subsequent amendments to the shareholder rights agreement under which the rights were issued, each right entitles the registered holder to purchase from us one share of common stock at a price of $25.00 per share (equivalent to $12.50 for each one-half of a share), subject to adjustment.

          Until the earlier to occur of (1) 10 days following a public announcement that a person has become an acquiring person or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person becoming an acquiring person (the earlier of such dates being called the "distribution date"), the rights will be evidenced by common stock certificates. An "acquiring person" is any person that becomes a beneficial owner of 5% or more of our common stock. The rights are not exercisable until the distribution date.

          If there is a distribution date, then each right, subject to certain limitations, will entitle its holder to purchase, at the rights' then-current purchase price, a number of shares of our common stock (or if, after the shares acquisition date, we are acquired in a business combination, common shares of the acquiror) having a market value at the time equal to twice the then-current purchase price of the rights. The rights will expire on August 17, 2012, subject to extension; however, if our shareholders do not approve the rights agreement at our annual meeting of shareholders scheduled to occur on May 6, 2010, our board of directors intends to redeem the rights or otherwise render them ineffective promptly after the certification of the vote. The rights are redeemable at a price of $0.001 per right at any time prior to the time a person becomes an acquiring person. Other than certain amendments, our board of directors may amend the rights in any respect without the consent of the holders of the rights.

Preferred Stock

          Shares of our preferred stock may be issued with such designations, preferences, limitations and relative rights as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock. In connection with the amendment of our articles of incorporation that authorized preferred stock, our board of directors and management represented that they will not issue, without prior shareholder approval, preferred stock (1) for any defensive or anti-takeover purpose, (2) to implement any shareholder rights plan, or (3) with features intended to make any attempted acquisition of our company more difficult or costly. No preferred stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

          If we offer preferred stock, we will file the terms of the preferred stock with the SEC and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

  •
  the series, the number of shares offered and the liquidation value of the preferred stock;

  •
  the price at which the preferred stock will be issued;

  •
  the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  •
  the liquidation preference of the preferred stock;

  •
  the voting rights of the preferred stock;

  •
  whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  •
  whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

          It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; and

  •
  delaying or preventing a change in control of our company.

Statutory Provisions

          Business Combination Statute.    Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a "resident domestic corporation" and an "interested shareholder." A business combination is defined to include any of the following transactions:

  •
  a merger or share exchange;

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to 5% or more of the market value of the stock or consolidated assets of the resident domestic corporation or 10% of its consolidated earning power or income;

  •
  the issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

  •
  the adoption of a plan of liquidation or dissolution; or

  •
  certain other transactions involving an interested shareholder.

          A "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Securities Exchange Act of 1934 and that, as of the relevant date, satisfies any of the following:

  •
  its principal offices are located in Wisconsin;

  •
  it has significant business operations located in Wisconsin;

  •
  more than 10% of the holders of record of its shares are residents of Wisconsin; or

  •
  more than 10% of its shares are held of record by residents of Wisconsin.

          We are a resident domestic corporation for purposes of these statutory provisions.

          An interested shareholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned 10% of the voting power of its then outstanding voting stock within the last three years.

          Under this law, we cannot engage in a business combination with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless our board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested shareholder before such acquisition. We may engage in a business combination with an interested shareholder after the three-year period with respect to that shareholder expires only if one or more of the following conditions is satisfied:

  •
  our board of directors approved the acquisition of the stock prior to such shareholder's acquisition date;

  •
  the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder; or

  •
  the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

          Fair Price Statute.    The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as us require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A "significant shareholder" for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation, or is an affiliate of the resident domestic corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the resident domestic corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the resident domestic corporation's stock and at least two-thirds of the voting power of its stock not beneficially owned by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

  •
  the aggregate value of the per share consideration is equal to the highest of:

  •
  the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;

  •
  the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

  •
  the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

  •
  either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

          Control Share Voting Restrictions.    Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Our articles do not provide otherwise.

          Defensive Action Restrictions.    Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

  •
  acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

  •
  sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

          We currently have more than three independent directors. The foregoing restrictions may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over market price.

          Insurance Regulations.    Wisconsin's insurance regulations generally provide that no person may acquire control of us unless the transaction in which control is acquired has been approved by the Office of the Commissioner of Insurance of Wisconsin. The regulations provide for a rebuttable presumption of control when a person owns or has the right to vote more than 10% of the voting securities. In addition, the insurance regulations of other states in which MGIC is a licensed insurer require notification to the state's insurance department a specified time before a person acquires control of us. If such states disapprove the change of control, our licenses to conduct business in the disapproving states could be terminated.

DESCRIPTION OF DEPOSITARY SHARES

          We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest of a share of preferred stock as described in the applicable prospectus supplement or other offering material.

Deposit Agreement

          The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement or other offering material relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

          Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

          The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

          If there is a distribution other than in cash, the depositary will distribute property to the record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

          Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

Withdrawal of Stock

          Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related series of preferred stock on the basis described in the applicable prospectus supplement or other offering material, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related series of preferred stock to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

          The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement or other offering material.

Voting

          Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder's depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the applicable prospectus supplement or other offering material.

Amendment and Termination of Deposit Agreement

          We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

  •
  we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

  •
  all preferred stock of the relevant series has been withdrawn; or

  •
  there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

          We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

          Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

          Neither the depositary nor MGIC Investment Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of MGIC Investment Corporation and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

          MGIC Investment Corporation, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See "Legal Ownership and Book-Entry Issuance".

Resignation and Removal of Depositary

          A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

  •
  be appointed within 60 days after delivery of the notice of resignation or removal;

  •
  be a bank or trust company having its principal office in the United States; and

  •
  have a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

          We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and/or other offering material and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement and/or other offering material relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

          The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

          Reference is made to the prospectus supplement and/or other offering material relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  •
  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  •
  the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

  •
  the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  U.S. federal income tax consequences applicable to such warrants;

  •
  the number of warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such warrants.

          Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with provisions described in the applicable prospectus supplement and/or other offering material.

          Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement and/or other offering material relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement and/or other offering material relating to such warrants.

          Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

          The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement and/or other offering material relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

  •
  if applicable, a discussion of material U.S. federal income tax considerations; and

  •
  any other information we think is important about the stock purchase contracts or the stock purchase units.

LEGAL OWNERSHIP AND BOOK ENTRY ISSUANCE

          Unless otherwise stated in an applicable prospectus supplement or other offering material, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise stated in an applicable prospectus supplement or other offering material, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form, in each case for credit to accounts of direct or indirect participants in DTC as described below. Beneficial interests in the global securities may be held through the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC). No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person's interest in the securities except as stated below or in an applicable prospectus supplement or other offering material. Unless definitive securities are issued under the limited circumstances described below,

  •
  all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

  •
  all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

          The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

          DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

          Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants (including Euroclear and Clearstream). Investors in the global securities who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the global securities on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

          Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, warrant agent or unit agent as registered holders of the securities entitled to the benefits of our restated certificate of incorporation, as amended, and/or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

          Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from participants. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

          Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

          Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

          DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

          Unless otherwise stated in the applicable prospectus supplement or other offering material, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

  •
  We execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our articles of incorporation, as amended, and amended and restated bylaws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

  •
  there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

          In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

          DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee, depositary, warrant agent or unit agent, as the case may be, will reissue the securities as definitive securities.

          Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitiate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of MGIC Investment Corporation, the trustees, any depositary, any agent or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

          We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent's commission, dealer's purchase price or underwriter's discount. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

          Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

          The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

          Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

          If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if they purchase any of them.

          If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction or in cross trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

          Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

          If so indicated in the applicable prospectus supplement and/or other offering material, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

          Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

          We may also sell shares of our common stock through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

          We may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement and/or other offering material indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement and/or other offering material, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, exchangeable for or representing beneficial interests in securities covered by this prospectus, or the return of which is derived in whole or in part from the value of such securities. The third parties may use securities received under derivative, sale or forward sale transactions or securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those transactions to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment) and/or other offering material.

          Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving shares and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

          Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

          Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

          Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

          The place and time of delivery for securities will be set forth in the accompanying prospectus supplement and/or other offering material for such securities.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-10816). We also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. You may read and copy the registration statement and any other document we file at the SEC's Public Reference

Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov or on our website located at http://mtg.mgic.com.

          We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information we file with the SEC will automatically update and supersede information contained in this prospectus.

          We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the initial registration statement and prior to effectiveness of the registration statement and (2) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus:

  •
  our annual report on Form 10-K for the year ended December 31, 2009;

  •
  our current reports on Form 8-K filed with the SEC on February 3, 2010, February 16, 2010, February 23, 2010, March 15, 2010, April 19, 2010 and April 20, 2010 (other than the portions of such Form 8-K that are furnished under applicable SEC rules rather than filed);

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, dated July 25, 1991, and any amendment or report updating that description; and

  •
  the description of our common share purchase rights contained in our Registration Statement on Form 8-A/A dated December 29, 2009, and any amendment or report updating that description.

          You may request a copy of these filings, at no cost, by writing to or telephoning us at our principal executive offices:

  MGIC Investment Corporation
  MGIC Plaza
  250 East Kilbourn Avenue
  Milwaukee, Wisconsin 53202
  (414) 347-6480
  Attention: Secretary

          You should not assume that the information in this prospectus, any prospectus supplement or any other offering material, or the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement or other offering material, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

          Foley & Lardner LLP will pass upon the validity of the securities offered pursuant to this prospectus for us.

EXPERTS

          The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

135,000,000 Shares

MGIC Investment Corporation

Common Stock

Prospectus Supplement

                           , 2013

Goldman, Sachs & Co.